SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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Del Monte Foods Company

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DEL MONTE FOODS COMPANY

One Market @ The Landmark
San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 12, 2003

Dear Stockholder:

           You are cordially invited to attend the Annual Meeting of Stockholders of Del Monte Foods Company, a Delaware corporation (the “Company”). The annual meeting will be held on Friday, September 12, 2003 at 9:00 a.m. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219 for the following purposes:

1.	To elect three Class III directors to hold office for a three year term;

2.	To approve Del Monte Foods Company’s Annual Incentive Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code;

3.	To ratify the appointment of KPMG LLP as Del Monte Foods Company’s independent auditors for its fiscal year ending May 2, 2004; and

4.	To conduct any other business properly brought before the annual meeting or any adjournments or postponements of the annual meeting.

           These items of business are more fully described in the Proxy Statement accompanying this Notice.

           YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND IN FAVOR OF THE PROPOSALS OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.

           The record date for the Annual Meeting of Stockholders is July 18, 2003. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors,

James Potter
General Counsel and Secretary

San Francisco, California
July 23, 2003

           You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder of your shares.

Questions and Answers About This Proxy Material and Voting
Proposal 1 Election of Directors
Nominees for Election for a Three-year Term Expiring at the 2006 Annual Meeting
Directors Continuing in Office Until the 2004 Annual Meeting
Directors Continuing in Office Until the 2005 Annual Meeting
Board Meetings and Committees
Compensation Committee Interlocks and Insider Participation
Compensation of Directors
Proposal 2 Approval of Del Monte Foods Company’s Annual Incentive Plan
Proposal 3 Ratification of Appointment of Independent Auditors
Auditors’ Fees
Change in Independent Auditors
Ownership of Del Monte Common Stock
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation of Executive Officers
Summary Compensation Table
Option Grants in Fiscal Year 2003
Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values
Employment and Other Arrangements
Plans
Employment Arrangements
Certain Relationships and Related Transactions
Report of the Compensation Committee on Executive Compensation
Report of the Audit Committee
Performance Measurement Comparison
Stock Performance Graph
Householding of Proxy Materials
Other Matters
Del Monte Foods Company Annual Incentive Plan
Charter of the Audit Committee of the Board of Directors of Del Monte Foods Company

DEL MONTE FOODS COMPANY

One Market @ The Landmark
San Francisco, California 94105

PROXY STATEMENT

FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

           We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Del Monte Foods Company (sometimes referred to as the “Company” or “Del Monte”) is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders and at any adjournment or postponement thereof. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

           The Company intends to mail this proxy statement and accompanying proxy card on or about July 25, 2003 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

           Only stockholders of record at the close of business on July 18, 2003 will be entitled to vote at the annual meeting. On this record date, there were 209,317,313 shares of common stock outstanding and entitled to vote.

           Stockholder of Record: Shares Registered in Your Name

           If on July 18, 2003 your shares were registered directly in your name with the Company’s transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

           Beneficial Owner: Shares Registered in the Name of a Broker or Bank

           If on July 18, 2003 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

           There are three matters scheduled for a vote:

•	Election of three Class III directors to hold office for a three year term;

•	Approval of Del Monte Foods Company’s Annual Incentive Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code; and

•	Ratification of the appointment of KPMG LLP as the Company’s independent auditors for its fiscal year ending May 2, 2004.

How do I vote?

           You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

           Stockholder of Record: Shares Registered in Your Name

           If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

           Beneficial Owner: Shares Registered in the Name of Broker or Bank

           If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Del Monte. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

           On each matter to be voted upon, you have one vote for each share of common stock you own as of July 18, 2003.

What if I return a proxy card but do not make specific choices?

           If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, “For” the approval of Del Monte Foods Company’s Annual Incentive Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code, and “For” the ratification of KPMG LLP as independent auditors of Del Monte for its fiscal year ending May 2, 2004. The Company does not expect that any matters other than the election of directors and the proposals described herein will be brought before the annual meeting. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

           We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

           If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

           Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the annual meeting.

When are stockholder proposals due for next year’s annual meeting?

           To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 28, 2004, to Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. If you wish to submit a proposal that is not to be included in next year’s proxy materials or wish to nominate a candidate for election to the Board of Directors, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the 2004 annual meeting or, if the 2004 annual meeting date has not been publicly disclosed at least 75 days before the annual meeting, then no later than 15 days after the initial public disclosure of the annual meeting date. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify the Company before June 11, 2004, the Company’s management will have discretionary authority to vote all shares for which it has proxies using its best judgment, which may be in opposition to the matter.

           A submission by a Del Monte stockholder must contain the specific information required in Del Monte’s Bylaws. If you would like a copy of Del Monte’s current Bylaws, please write to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

How are votes counted?

           Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, the approval of Del Monte Foods Company’s Annual Incentive Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, the ratification of the appointment of KPMG LLP as the independent auditors of the Company for its fiscal year ending May 2, 2004 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

           A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the annual meeting or by proxy. On the record date, there were 209,317,313 outstanding and entitled to vote.

           Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

           Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Del Monte’s quarterly report on Form 10-Q for the second quarter of its 2004 fiscal year.

PROPOSAL 1

ELECTION OF DIRECTORS

           Del Monte’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until such director’s successor is elected and qualified or until such director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

           The Board of Directors presently has nine members. There are three directors in Class III, which is the class whose term of office expires in 2003. Each of the nominees for election to this class is currently a director of the Company. If elected at the annual meeting, each of these nominees would serve until the 2006 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

           The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING

Samuel H. Armacost

Mr. Armacost became a director of Del Monte in December 2002. Mr. Armacost has served as Chairman of the Board of Directors of SRI International, formerly Stanford Research Institute, an independent technology development and consulting organization, since 1998. He was a Managing Director of Weiss, Peck & Greer LLC from 1990 until 1998 and Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986. Mr. Armacost also serves as a director of ChevronTexaco Corp., Exponent, Inc., Callaway Golf Company, The James Irvine Foundation and Toshiba International Advisory Group. Mr. Armacost is 64.

Terence D. Martin

Mr. Martin became a director of Del Monte in December 2002. Mr. Martin was Senior Vice President and Chief Financial Officer of the Quaker Oats Company from 1998 to 2001. From 1995 to 1998, he was Executive Vice President and Chief Financial Officer of General Signal Corporation. Mr. Martin was Chief Financial Officer and Member of the Executive Committee of American Cyanamid Company from 1991 to 1995, and served as Treasurer from 1988 to 1991. He currently serves as a director of Foster Farms. Mr. Martin is 60.

Richard G. Wolford

Mr. Wolford joined Del Monte as Chief Executive Officer and a director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. Mr. Wolford is 58.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

William S. Price III

Mr. Price became a director of Del Monte in August 1997. Mr. Price is a partner of Texas Pacific Group and helped found that company in 1992. Prior to forming Texas Pacific Group, he was Vice President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 he was employed by Bain & Company, where he was a partner and co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of Continental Airlines, Inc., Denbury Resources, Inc., Gemplus International and a number of private companies. Mr. Price is 47.

Joe L. Morgan

Mr. Morgan became a director of Del Monte in December 2002. Mr. Morgan has been a baseball broadcaster and analyst for ABC, NBC and ESPN since 1985. From 1987 to 1998, he was President and Chief Executive Officer of Joe Morgan Beverage Company. Mr. Morgan was an Owner-Operator of three Wendy’s franchises from 1985 to 1988. In 1963, Mr. Morgan began his professional baseball career which culminated in his election to the Baseball Hall of Fame in 1990, five years after his retirement as a player. Mr. Morgan is 59.

David R. Williams

Mr. Williams became a director of Del Monte in December 2002 and was Executive Vice President of Heinz from July 2002 to September 2002. Prior to such time, he was Heinz’s Executive Vice President and President and Chief Executive Officer-Heinz Europe, Middle East, Africa and India, from August 2000 to July 2002 and Executive Vice President-Asia from June 1996 to August 2000. Mr. Williams, a former director of Heinz, retired from the Heinz Board of Directors in September 2002. Mr. Williams is 60.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

Timothy G. Bruer

Mr. Bruer became a director of Del Monte in August 1997. Since December 1998, Mr. Bruer has served as Chief Executive Officer of Nonni’s Food Co., Inc. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle. He was a director of Authentic Specialty Foods, Inc. from May 1997 to September 1998. Mr. Bruer is 46.

Mary R. Henderson

Ms. Henderson became a director of Del Monte in December 2002. Ms. Henderson serves as an independent consultant on the consumer and packaged goods industries. She was Corporate Vice President, Global Core Business Development for Bestfoods, Inc. from 1999 until December 2000. Ms. Henderson previously served as President of Bestfoods Grocery from 1997 to 1999, and President of Bestfoods Specialty Markets from 1993 to 1997. She also serves as a director of The Shell Transport and Trading Co, p.l.c., AXA Financials, Inc. and Pactiv Corporation. Ms. Henderson is 53.

Gerald E. Johnston

Mr. Johnston became a director of Del Monte in December 2002. Mr. Johnston has served as President and Chief Operating Officer of The Clorox Company since January 1999 and became its Chief Executive Officer effective July 2003. He has been employed by The Clorox Company since 1981, previously serving as Group Vice President from 1996 to 1999, Vice President — Kingsford Products from 1993 to 1996 and Vice President, Corporate Development, from 1992 until 1993. Mr. Johnston is 56.

BOARD MEETINGS AND COMMITTEES

           The Board of Directors held four meetings and acted by unanimous written consent one time during the fiscal year ended April 27, 2003. The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

           During the fiscal year ended April 27, 2003, each incumbent Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Audit Committee

           The Audit Committee of the Board of Directors assists the Board of Directors in its oversight of the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q; reviews the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q and any other periodic financial disclosures prior to their release; discusses with management and the independent auditors the Company’s accounting principles, critical accounting estimates and other matters that could have a significant impact on the Company’s financial statements; discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements; oversees the internal audit department; and oversees the Company’s disclosure controls and procedures, including applicable internal controls.

           The Audit Committee is also responsible for interacting directly with and evaluating the Company’s independent auditors. With respect to the independent auditors, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed lawfully permitted audit services; and monitors the rotation of partners of the independent auditors on the Company engagement team as required by law. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the written Charter adopted by the Board of Directors that is attached as Annex B to these proxy materials.

           Three directors currently comprise the Audit Committee: Messrs. Bruer, Martin, and Williams. The Board of Directors examined the composition of the Audit Committee in light of applicable law and the New York Stock Exchange audit committee rules set forth in the NYSE Listed Company Manual following the acquisition of certain businesses from H.J. Heinz Company, including Heinz’s U.S. and Canadian pet food and pet snacks, North American tuna, U.S. retail private label soup, and U.S. infant feeding businesses (the “Acquired Businesses”). The Acquired Businesses were acquired on December 20, 2002 upon the merger (the “Merger”) of Del Monte Corporation (a wholly-owned subsidiary of Del Monte Foods Company) into and with SKF Foods Inc. (previously, a wholly-owned subsidiary of H.J. Heinz Company), which transaction is discussed in greater detail in “Proposal 3 — Ratification of Appointment of Independent Auditors.” The NYSE audit committee rules generally require that no director who was employed by a predecessor of a listed company be permitted to serve on the audit committee until after three years following termination of his or her employment unless the board of directors of the listed company determines that the individual’s membership on the audit committee is in the best interests of the company and its shareholders. Mr. Williams was an Executive Vice President and a director of Heinz until his retirement in September 2002. He became a member of the Board of Directors of Del Monte after the Merger was completed in December 2002. Mr. Williams has never been an employee of Del Monte or any Del Monte affiliate, nor was Mr. Williams previously an employee of SKF Foods Inc. The Board of Directors thus determined that each of Messrs. Bruer, Martin, and Williams, constituting all of the members of the Audit Committee, were “independent” within the meaning of the NSYE audit committee rules, the Company’s Corporate Governance Guidelines, and the Audit Committee’s Charter. The NYSE, however, has interpreted Heinz to be a predecessor corporation of Del Monte by virtue of the merger of SKF Foods and Del Monte Corporation, and has noted that Mr. Williams was an employee of Heinz within three years of appointment to the Del Monte Audit Committee. As a result of the NYSE’s interpretation, the Board of Directors of Del Monte, as permitted by the NYSE’s audit committee rules, has determined in its business judgment that Mr. Williams’ membership on the Audit Committee is in the best interests of Del Monte and its stockholders. In the opinion of the Del Monte Board of Directors, Mr. Williams has exercised and will exercise independent judgment and, because of his prior business experience and financial background, will materially assist the function of the Audit Committee.

           Mr. Martin is an “audit committee financial expert” as such term is defined in Item 401(h)(2) of the Securities and Exchange Commission’s Regulation S-K and is “independent” within the meaning of Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards, as set forth under Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

           The Audit Committee met six times during the fiscal year ended April 27, 2003, including three times since the Audit Committee was reconstituted following the Merger. For additional information regarding the activities of the Audit Committee during fiscal 2003, please see the “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

           The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. In this regard, the Compensation Committee reviews and approves the philosophy for compensation of the Company’s executives and other employees; establishes compensation plans and programs for senior executives and other employees; reviews the adequacy of such plans and programs; administers the Company’s incentive and equity-based plans and programs; reviews and evaluates the performance of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and named executive officers; and reviews and monitors management development and succession plans. The Company also has a Non-Officer Stock Option Committee that may award stock options to employees who are not executive officers.

           Three directors currently comprise the Compensation Committee: Messrs. Armacost, Martin and Williams. Prior to the Merger, the duties of the Compensation Committee were performed by the Company’s Nominating and Compensation Committee. Following the Merger, the Board of Directors created the Executive Compensation Committee, which was renamed the Compensation Committee in June 2003. The Compensation Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines and the Compensation Committee’s Charter, the “non-employee director” standard within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

           The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee met three times during the fiscal year ended April 27, 2003 and its predecessor, the Nominating and Compensation Committee met two times. For additional information regarding the activities of the Compensation Committee during fiscal 2003, please see the “Report of the Compensation Committee of the Board of Directors.”

Nominating and Corporate Governance Committee

           The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the performance of the Board of Directors and its committees and developing the Company’s policies relating to corporate governance. In this regard, the Nominating and Corporate

Governance Committee considers and recommends Board size and composition, taking into account important competencies; oversees the annual evaluation of the Board of Directors and its committees; evaluates and recommends to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders; evaluates and recommends those directors to be appointed to the various Board committees; recommends the responsibilities of these committees; and periodically reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines.

           Four directors currently comprise the Nominating and Corporate Governance Committee: Messrs. Johnston, Morgan and Price and Ms. Henderson. Prior to the Merger, the nominating duties of the Nominating and Corporate Governance Committee were performed by the Company’s Nominating and Compensation Committee. The Nominating and Corporate Governance Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Committee’s Charter.

           The Nominating and Corporate Governance Committee will consider nominees recommended by Del Monte stockholders. Such recommendations should comply with the procedural provisions in Article II, Section 4 of the Company’s Bylaws. For a further discussion of nominations by stockholders, please see “Questions and Answers About this Proxy Material and Voting — When are stockholder proposals due for next year’s annual meeting.”

           The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Nominating and Corporate Governance Committee met one time during the fiscal year ended April 27, 2003 and its predecessor, the Nominating and Compensation Committee met two times.

Independence Under Del Monte’s Corporate Governance Guidelines

           Under the Company’s Corporate Governance Guidelines, a director will be considered “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Del Monte (directly or as a partner, stockholder or officer of an organization that has a relationship with Del Monte). The Board of Directors has established the following guidelines to assist its determination of independence:

•	At least five years have elapsed since the director was employed by Del Monte or someone in such director’s immediate family was employed (except in a non-officer capacity) by Del Monte.

•	At least five years have elapsed since the director was employed by, affiliated with, or received any non-fixed retirement benefits from, Del Monte’s present or former independent auditors, or someone in such director’s immediate family was employed or affiliated with Del Monte’s present or former independent auditors (except in a non-officer capacity not involving Del Monte’s business).

•	At least five years have elapsed since the director or someone in her or his immediate family was employed as an executive with another entity that concurrently has or had as a member of its compensation (or equivalent) committee any of Del Monte’s executive officers.

•	At least five years have elapsed since the director has had a personal services or consulting contract with Del Monte, its chairperson, Chief Executive Officer or other executive officer, or any affiliate of Del Monte.

•	The director is not an affiliated person of Del Monte, which means he or she does not, either directly or indirectly as a partner, stockholder or officer of another company, own or control more than 5% of Del Monte’s common stock.

•	Neither the director nor any of his or her immediate family members will receive any payment (including political contributions) from Del Monte, other than for service as a member of the Board of Directors or of a committee of the Board of Directors, exceeding $60,000 during the current year.

•	The director is not a partner in, or a controlling stockholder or executive officer of, any for profit or not for profit organization to which Del Monte made or from which Del Monte receives payments (other than those arising solely from investments in Del Monte’s securities) that exceed the greater of, 5% of Del Monte’s or the organization’s consolidated gross revenues or $200,000, in the current year or in any of the past three years.

•	The director does not have a direct or indirect material interest in a transaction or series of transactions to which Del Monte or any of its subsidiaries is a party and involving an amount exceeding $60,000, which interest would have to be publicly disclosed under Regulation S-K Item 404(a).

•	The director is not an executive officer or holder of more than 10% of the stock of an entity that has a business relationship with Del Monte that would have to be publicly disclosed under Regulation S-K Item 404(b) unless the Board of Directors determines that such holdings and relationship do not impair the directors’ independence.

When evaluating a director’s independence, the Board of Directors uses the guidelines above but also takes into account the committee for which the director is being considered. A director considered sufficiently independent to serve on a particular committee, such as the Nominating and Corporate Governance Committee, may not be considered sufficiently independent to serve on a different committee, such as the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           As noted previously, the Compensation Committee of the Board of Directors is currently composed of Messrs. Armacost, Martin and Williams. Prior to the Merger, the Nominating and Compensation Committee consisted of Brian E. Haycox, Denise O’Leary, William S. Price III, and Jeffrey A. Shaw. Mr. Price is an officer of Texas Pacific Group. Please see “Certain Relationships and Related Transactions” for a discussion of the Company’s transactions with Texas Pacific Group. Mr. Haycox was formerly an officer of Del Monte and served as Co-Chairman and Co-Chief Executive Officer of Del Monte from December 1995 until April 1997.

COMPENSATION OF DIRECTORS

           In connection with the Merger, Del Monte changed its fiscal year end from June 30 to the Sunday closest to the end of April. Accordingly, for purposes of compensation information included in this proxy statement, Del Monte’s 2003 fiscal year covered the ten-month period from July 1, 2002 to April 27, 2003. However, as described more fully under “Proposal 3 — Ratification of Appointment of Independent Auditors,” because the Merger is being accounted for as a reverse acquisition, the historical financial statements of the Acquired Businesses now constitute the historical financial statements of Del Monte. Accordingly, for purposes of such financial statements, Del Monte’s 2003 fiscal year covered the twelve-month period from May 2, 2002 to April 27, 2003.

Director Compensation Prior to the Merger

           Prior to the Merger, directors who were not employees of Del Monte nor affiliated with Texas Pacific Group were compensated for their services pursuant to Del Monte’s Directors’ Fee Plan, which was adopted in April 1999 and amended in February 2000. During fiscal 2003, the directors eligible for compensation under this plan consisted of Timothy G. Bruer, Al Carey, Patrick Foley, Brian E. Haycox and Denise O’Leary. Messrs. Bruer, Carey, Foley and Haycox and Ms. O’Leary each received $5,000 per quarter as quarterly compensation and, in addition, a fee of $2,000 was paid for each Board meeting and each committee meeting attended in person, including meetings of the Special Committee of the Board of Directors formed in connection with the Merger. Each of the eligible directors had the option of being paid these amounts in cash or in Del Monte common stock. If an eligible director elected to be paid in stock, the number of shares of Del Monte common stock to be received was calculated by dividing the amount of compensation to be paid by the average share value of Del Monte’s closing stock price for the last ten trading days of the applicable quarterly period. In aggregate, directors earned $98,000 and 8,120 shares of Del Monte common stock for services in fiscal 2003 prior to the Merger.

           Additionally, in each quarter of fiscal 2003 commencing prior to the Merger, Messrs. Bruer, Carey, Foley and Haycox and Ms. O’Leary were granted stock options to purchase 1,250 shares of Del Monte common stock for each Board meeting attended in person. Messrs. Bruer, Haycox and Ms. O’Leary, each a member of the Special Committee formed in connection with the Merger, also were granted stock options to purchase 1,250 shares for each Special Committee meeting attended. The grant dates for these options was the first trading day after the end of the quarter in which the Board or Special Committee meeting occurred. The exercise price was the average of the high and low prices of Del Monte common stock on the date of grant. These grants were issued under the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, have a ten year term and vest in equal installments over four years. Currently, Mr. Bruer is the only director who holds outstanding options under the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan; other options granted to directors under the plan have terminated due to such directors’ cessation of service to the Company.

Director Compensation After the Merger

           Currently, our non-employee directors are compensated for their services pursuant to Del Monte’s Non-Employee Directors Compensation Plan, which was adopted in January 2003. All Del Monte directors other than Mr. Wolford are currently eligible under the plan. Each eligible director earns an annual retainer consisting of $35,000 cash, paid in quarterly installments, and $35,000 worth of Del Monte common stock, issued in quarterly installments under the Del Monte 2002 Stock Incentive Plan. The number of shares of Del Monte common stock to be issued for each installment is calculated by dividing the intended value of the stock to be issued by the average of the high and low prices of Del Monte’s common stock on the last trading day of the applicable quarter. In addition, each director earns $2,000 for each Board meeting attended and $1,500 for each committee meeting attended; however, the chair of the Audit Committee earns $4,500 for each such meeting and the chair of the Compensation Committee earns $3,000 for each such meeting. In aggregate, directors earned $217,000 and 16,952 shares of Del Monte common stock for services in fiscal 2003 following the Merger.

           Additionally, each non-employee director received an initial option to purchase 15,000 shares of Del Monte common stock and will receive an annual option grant to purchase 5,000 shares. In general, the annual grants are expected to be made approximately when annual grants are made to eligible employees of the Company. The initial option grants vest in equal installments over a three-year period and the annual option grants are fully vested upon issuance. These grants have a ten year term and are granted under the Del Monte 2002 Stock Incentive Plan. Please see “Employment and Other Arrangements — Plans” for a description of the Del Monte 2002 Stock Incentive Plan.

           On January 22, 2003, the Board of Directors adopted the Del Monte Foods Company 2003 Non-Employee Director Deferred Compensation Plan, effective April 28, 2003. Non-employee directors may elect in advance to defer the receipt of 0%, 50% or 100% of either or both of the cash and stock components of their annual retainer. The deferred amounts are converted into deferred stock units and are distributed, upon termination of service on the Board of Directors, in the form of shares of Del Monte common stock and, at the participant’s election, either in a lump sum or in equal annual installments over not more than fifteen years. Non-employee directors were first able to make such elections with respect to their annual retainers for fiscal 2004. Shares distributed in this manner are issued under the 2002 Plan. Because the 2003 Non-Employee Director Deferred Compensation Plan was not effective until April 28, 2003, no deferrals were made as of April 27, 2003.

           Compensation earned by Mr. Price, excluding options, is paid to Texas Pacific Group Partners L.P. Mr. Price is an officer of Texas Pacific Group. Please see “Certain Relationships and Related Transactions” for a discussion of the relationship between Texas Pacific Group and Del Monte.

PROPOSAL 2

APPROVAL OF DEL MONTE FOODS COMPANY’S ANNUAL INCENTIVE PLAN

           Del Monte’s Board of Directors and stockholders previously have approved the Annual Incentive Award Plan, amended and restated effective July 1, 2002. On May 6 and June 30, 2003, the Compensation Committee approved amendments to the Annual Incentive Award Plan for the fiscal year commencing April 28, 2003 and subsequent periods. The amendments change the name of the plan to the “Annual Incentive Plan.” The amendments also change certain terms of the plan in order to permit greater flexibility and longevity of the Annual Incentive Plan so that it remains part of a competitive total compensation program over time. If the stockholders approve the Annual Incentive Plan, as amended, the plan will meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code permits Del Monte to deduct qualified performance-based compensation in excess of $1 million in any taxable year to a named executive officer if, among other things, the material terms of the performance-based compensation have been approved by Del Monte stockholders. Due to the May 6 and June 30 amendments, Del Monte must resubmit the Annual Incentive Plan to stockholders in order to comply with Section 162(m) of the Code.

           Approval of the Annual Incentive Plan, as amended, by Del Monte stockholders will constitute approval of the material terms of the performance-based compensation that may be awarded under the plan for purposes of Section 162(m) of the Code. If the stockholders do not approve the Annual Incentive Plan, as amended, then the Annual Incentive Plan will not meet the requirements of Section 162(m) of the Code and the Company’s ability to deduct compensation issued under the plan may be limited. On July 1, 2003, the Del Monte board of directors approved submitting the Annual Incentive Plan to Del Monte stockholders at the annual meeting for their approval.

           The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the Annual Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether the Annual Incentive Plan has been approved.

           The following is a summary of the material terms of the Annual Incentive Plan. The summary is qualified in its entirety by reference to the Annual Incentive Plan. The Annual Incentive Plan, as amended, is attached as Annex A hereto.

Purpose of the Annual Incentive Plan

           The Annual Incentive Plan provides annual cash bonuses to certain management employees, including the named executive officers listed in the table set forth under the heading “Compensation of Executive Officers — Summary Compensation Table.” The objectives of the Annual Incentive Plan are:

•	To link annual corporate and business priorities with individual and group performance goals, reinforcing line of sight and contribution to results;
•	To reinforce a high performance culture tying rewards to measurable accountabilities and goal achievement;
•	To recognize and reward individual performance and differentiate award levels based on absolute and relative contributions; and
•	To provide a variable award opportunity as part of a competitive total compensation program that enables Del Monte to attract, retain, and motivate its leadership and key employees.

Performance Measures

           The target incentive award for each eligible employee is based on a percentage of such employee’s “Fiscal Year Earnings,” defined as base salary earned during Del Monte’s fiscal year, excluding bonuses, special awards, and other non-base compensation. Actual awards are based on achievements in respect of three performance measures at the corporate, business unit, and individual levels. These performance measures are known as “Corporate Financial Objectives,” “Business Unit Objectives,” and “Individual Objectives/ Management by Objectives (“MBOs”).”

           Corporate Financial Objectives and Business Unit Objectives are based on pre-established financial performance goals set forth in writing at the beginning of each Plan Year (as defined below) by the Compensation Committee. The Compensation Committee also establishes the business criteria upon which such performance goals are based, and the weight to be accorded each business criterion. The relevant business criteria may include (either individually or in combination, applied to Del Monte as a whole or to individual units of the Company, and measured either absolutely or relative to a designated group of comparable companies): (1) cash flow, (2) earnings per share, (3) earnings before interest, taxes, depreciation, and amortization (EBITDA), (4) return on equity, (5) total stockholder return, (6) return on capital, (7) return on assets or net assets, (8) revenue, (9) income or net income, (10) operating income or net operating income, (11) operating profit or net operating profit, (12) operating margin, (13) return on operating revenue, (14) market share and (15) any other objective and measurable criteria tied to Del Monte’s performance. All of the components set forth above must be established in writing by the Compensation Committee no later than ninety (90) days after the start of each Plan Year. The “Plan Year” for the Annual Incentive Plan is Del Monte’s fiscal year.

           The Individual Objectives/ MBOs performance measure, by contrast, is based on the achievement of individual performance goals, which in turn may or may not be based on the foregoing fifteen business criteria. If the Individual Objectives/ MBOs are not based on those business criteria, the portion of the incentive award based on Individual Objectives/ MBOs will not be performance-based compensation for purposes of Code Section 162(m).

Participation in the Annual Incentive Plan

           To be eligible for participation in the Annual Incentive Plan, an employee must be in salary grade 13 (or equivalent) or above and must not be a participant in a sales incentive program. To be eligible for an award in any given Plan Year, participants are required to be in a bonus eligible position on or before the date that is ninety (90) days prior to the end of a Plan Year, must be on the active payroll at the time of the award distribution, and must comply with rules of the Annual Incentive Plan as established by the Compensation Committee. Voluntary terminations will not be considered for an award if the participant is not on the active payroll on the date of the award distribution. In the case of the death, disability, or retirement of a participant, a prorated award at target based on the number of months worked during the Plan Year will be paid to the participant (or beneficiary). Loss of eligibility may occur if the employee’s salary grade is changed to an exempt grade below 13 (or equivalent) as a result of a reclassification or demotion. As of the date of this proxy statement, approximately 983 employees are eligible to participate in the Annual Incentive Plan.

Awards Under the Annual Incentive Plan

           Each participant has a target annual incentive award opportunity expressed as a percent of such participant’s Fiscal Year Earnings, as such term is defined in the Annual Incentive Plan. For fiscal year 2004, the targeted percentage of each named executive officer’s Fiscal Year Earnings is as follows:

Named Executive Officer (1)	2004 Fiscal Year Targeted Percentage

Richard G. Wolford	100%
Wesley J. Smith	60%
David L. Meyers	65%
Robert P. Magrann	55%
Marc D. Haberman	55%

(1)	Please see “Compensation of Executive Officers — Summary Compensation Table” for a discussion of the “named executive officers.”

           The maximum award payable under the Annual Incentive Plan for any Plan Year to any participant is $2,000,000 or 200% of such participant’s Fiscal Year Earnings, whichever is less. The

Compensation Committee has the discretion to reduce any award below the amount calculated under the Annual Incentive Plan formulas.

           As of the date of this proxy statement, the Compensation Committee has been able to establish only the targeted percentages for executive officers and other employees under the Annual Incentive Plan with respect to the 2004 fiscal year. The amounts of awards under the Annual Incentive Plan with respect to the 2004 fiscal year cannot be determined until after the 2004 fiscal year is completed and achievement of the various performance measures is determined. Accordingly, the benefits or amount of additional awards, if any, that will be received by or allocated to: (1) our Chief Executive Officer, (2) each of our other named executive officers, (3) our executive officers as a group, or (4) our employees, as a group, other than our executive officers, as a result of the amendments to the Annual Incentive Plan are not yet determinable. Directors of Del Monte who are not employees of the Company do not participate in the Annual Incentive Plan.

           With respect to fiscal 2003, amounts earned under the Annual Incentive Award Plan, as in effect prior to the May 6 and June 30, 2003 amendments, were as follows:

Annual Incentive Award Plan, As in Effect in 2003 Fiscal Year

Name and Principal Positions	Dollar Value

Richard G. Wolford	$904,000
Chairman of the Board, President and Chief Executive Officer
Wesley J. Smith	301,100
Chief Operating Officer
David L. Meyers	279,100
Executive Vice President, Administration and Chief Financial Officer
Robert P. Magrann	174,400
Executive Vice President, Sales
Marc D. Haberman	189,600
Managing Director, Del Monte Brands
All executive officers as a group(1)	2,273,900
All employees other than executive officers(1)	5,451,900

(1)	Excludes former Heinz employees. Former Heinz employees participated in a different bonus plan and did not participate in the Annual Incentive Award Plan in the 2003 fiscal year.

           Prior to the May 6 and June 30, 2003 amendments, the targeted percentages of Fiscal Year Earnings applicable to employees of various salary grade levels were built into the Annual Incentive Award Plan; in order to change the targeted percentages, the Compensation Committee had to amend the Annual Incentive Award Plan itself. Under the Annual Incentive Plan, as amended, the targeted percentages are established each year by the Compensation Committee and could accordingly be higher or lower than the fixed targeted percentages established under the prior version of the Annual Incentive Plan. Generally, but depending upon the particular employee, the targeted percentage of an employee’s Fiscal Year Earnings established by the Compensation Committee with respect to the 2004 fiscal year is either the same as or higher than the percentage established under the prior version of the Annual Incentive Plan. If the Annual Incentive Plan, as amended, had been in effect during the 2003 fiscal year, then the amounts that would have been earned with respect to such fiscal year under the Annual Incentive Plan, as amended, would have been as set forth in the following table. In calculating the amounts set forth in the table, Del Monte has used each participant’s Fiscal Year Earnings for the 2003 fiscal year, the performance measures and the determined achievement of those measures for the 2003 fiscal year, and the targeted percentages under the Annual Incentive Plan, as amended, for the 2004 fiscal year.

Annual Incentive Plan, As Amended

Name and Principal Positions	Dollar Value

Richard G. Wolford	$904,000
Chairman of the Board, President and Chief Executive Officer
Wesley J. Smith	301,100
Chief Operating Officer
David L. Meyers	302,300
Executive Vice President, Administration and Chief Financial Officer
Robert P. Magrann	191,900
Executive Vice President, Sales
Marc D. Haberman	208,400
Managing Director, Del Monte Brands
All executive officers as a group(1)	2,436,400
All employees other than executive officers(1)	6,279,100

(1)	Excludes former Heinz employees. Former Heinz employees participated in a different bonus plan and did not participate in the Annual Incentive Plan in the 2003 fiscal year. Because the former Heinz employees did not participate in the Annual Incentive Plan in the 2003 fiscal year, targeted percentages and performance measures were not established for former Heinz employees under the Annual Incentive Plan with respect to the 2003 fiscal year. Accordingly, amounts that would have been earned by such employees in the 2003 fiscal year had the Annual Incentive Plan been in effect as amended are not determinable. However, in fiscal 2004, eligible former Heinz employees are expected to participate in the Annual Incentive Plan.

           Del Monte has the authority to amend, modify or cancel the Annual Incentive Plan. Awards generally will be subject to tax, and, to the extent such awards qualify as performance-based compensation under Section 162(m) of the Code or are otherwise deductible as compensation, Del Monte will be entitled to a corresponding tax deduction in the year paid, unless such awards are deferred under a deferred compensation plan of Del Monte.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

           The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending May 2, 2004, and the Board of Directors has directed that management submit the appointment of independent auditors for ratification by the stockholders at the annual meeting. KPMG LLP has served as Del Monte’s independent auditors since 1997. A representative of KPMG LLP is expected to be present at the annual meeting. He or she will have an opportunity to make a statement at the annual meeting and will be available to respond to appropriate questions.

           Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

           The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether the appointment of KPMG LLP as the Company’s independent auditors has been ratified.

AUDITORS’ FEES

           Audit Fees. With respect to the fiscal year ended April 27, 2003, the aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements for such fiscal year, for the review of the Company’s interim financial statements, for the review of and assistance with documents filed with the Securities and Exchange Commission and for the statutory audits of foreign subsidiaries were $2,453,223.

           Audit-Related Fees. With respect to the fiscal year ended April 27, 2003, the aggregate fees billed by KPMG LLP for audit-related services, including due diligence relating to the Merger, employee benefit plan audits and consultation concerning financial accounting and reporting standards, were $1,406,587.

           Tax Fees. With respect to the fiscal year ended April 27, 2003, the aggregate fees billed by KPMG LLP for tax compliance and tax planning were $11,868.

           Financial Information Systems Design and Implementation. With respect to the fiscal year ended April 27, 2003, KPMG LLP billed no fees for financial information systems design and implementation.

           All Other Fees. With respect to the fiscal year ended April 27, 2003, the aggregate fees billed by KPMG LLP for all other services were $23,245. These services included forensic accounting and expert witness testimony in connection with Del Monte’s defense of an action brought by Kal Kan Foods, Inc., in the U.S. District Court for the Central District of California on December 19, 2001; and advice regarding the optimal capital structure for the Company’s operations in Venezuela. Both services were engaged prior to May 6, 2003 and will be completed prior to May 6, 2004.

           The Audit Committee determined that the non-audit services provided by KPMG LLP during the fiscal year ended April 27, 2003 were compatible with maintaining the independence of KPMG LLP.

CHANGE IN INDEPENDENT AUDITORS

           On December 20, 2002, the Company acquired certain businesses of H.J. Heinz Company, including Heinz’s U.S. and Canadian pet food, North American tuna and retail private label soup, and U.S. infant feeding businesses (the “Acquired Businesses”). The acquisition was completed pursuant to a Separation Agreement, dated as of June 12, 2002 between Heinz and SKF Foods Inc., previously a wholly-owned direct subsidiary of Heinz, and an Agreement and Plan of Merger, dated as of June 12, 2002, by and among the Company, Heinz, SKF and Del Monte Corporation, a wholly-owned direct subsidiary of the Company (“DMC”). SKF Foods was formed by Heinz on June 11, 2002 for the purpose of engaging in the transactions contemplated by the Merger Agreement and Separation Agreement. Under the terms of the Merger Agreement and Separation Agreement, (i) Heinz transferred the Acquired Businesses to SKF and distributed all of the issued and outstanding shares of SKF common stock on a pro rata basis to the holders of record of the outstanding common stock of Heinz on December 19, 2002, and (ii) on December 20, 2002, DMC merged with and into SKF, with SKF being the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). SKF has changed its name to Del Monte Corporation.

           The financial statements of the Acquired Businesses were audited by PricewaterhouseCoopers LLP before the consummation of the Merger. KPMG LLP was approved to serve as the Company’s independent auditors for fiscal 2003 by the Company’s Board of Directors in August 2002 and continued to serve as the Company’s independent auditors following the Merger.

           Because the Merger is being accounted for as a reverse acquisition, the historical financial statements of the Acquired Businesses constitute the historical financial statements of the Company as of the consummation of the Merger. As a result, the Company’s historical financial statements indicate that PricewaterhouseCoopers audited the historical financial statements of the Company for the fiscal years ending May 1, 2002, May 2, 2001 and May 3, 2000. SKF, now named Del Monte Corporation, is considered the continuing reporting entity after the Merger for accounting purposes. As a result, as of the consummation of the Merger on December 20, 2002, there was a change in the independent auditors for the financial statements of SKF from PricewaterhouseCoopers to KPMG LLP and PricewaterhouseCoopers was dismissed.

           The reports of PricewaterhouseCoopers on the Acquired Businesses’ financial statements for the fiscal years ending May 1, 2002 and May 2, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

           To the Company’s knowledge, during the Acquired Businesses’ fiscal years ending May 1, 2002 and May 2, 2001 and through the subsequent interim period to December 20, 2002, the Acquired Businesses did not have any disagreement with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in connection with its reports. To the Company’s knowledge, during that time, there were no “reportable events” as listed in Item 304(a)(1)(v)(A)-(D) of Regulation S-K adopted by the Securities and Exchange Commission.

           To the Company’s knowledge, the Acquired Businesses did not consult KPMG LLP during the Acquired Businesses’ fiscal years ending May 1, 2002 and May 2, 2001 and through the subsequent interim period to December 20, 2002 regarding any of the matters specified in Item 304(a)(2) of Regulation S-K. The Company provided PricewaterhouseCoopers a copy of the information included under this section captioned “Change in Auditors” more than ten days prior to the filing of this proxy statement with the Commission. PricewaterhouseCoopers did not submit a statement for inclusion in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

OWNERSHIP OF DEL MONTE COMMON STOCK

           The following table sets forth information regarding beneficial ownership of Del Monte common stock as of June 16, 2003, the most recent practicable date, (1) by each person or entity who is known by Del Monte to own beneficially more than 5% of Del Monte common stock; (2) by each of Del Monte’s directors; (3) by each of the named executive officers of Del Monte identified in the table set forth under the heading “Compensation of Executive Officers — Summary Compensation Table” and (4) by all of Del Monte’s executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director and executive officer, and through Schedules 13D filed with the Securities and Exchange Commission.

	Shares Beneficially Owned(a)

Name and Address of Beneficial Owner(b)	Number		Percent(c)

TPG Partners, L.P.	22,137,544	(d)	10.6%
301 Commerce Street, Suite 3300
Ft. Worth, TX 76102
TPG Parallel I, L.P.	2,205,960	(d)	1.1
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Capital Research & Management Company	16,198,580	(e)	7.7
333 South Hope Street
Los Angeles, CA 90071
Samuel H. Armacost	7,119	(f)	*
Richard G. Wolford	1,125,895	(g)	*
Wesley J. Smith	826,860	(h)	*
Timothy G. Bruer	7,740	(f)	*
Mary R. Henderson	2,119	(f)	*
Gerald E. Johnston	2,119	(f)	*
Terence D. Martin	2,119	(f)	*
Joe L. Morgan	2,119	(f)	*
William S. Price, III	—	(d)	—
David R. Williams	43,263	(f)	*
David L. Meyers	374,786	(i)	*
Robert P. Magrann	25,000	(j)	*
Marc D. Haberman	57,500	(k)	*
All executive officers and directors as a group (21 persons)	27,121,906	(l)	12.8%

*	Less than 1%.

(a)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Del Monte common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

(b)	The address of each person named in the table, unless otherwise indicated, is Del Monte Foods Company, One Market @ The Landmark, San Francisco, California 94105.

(c)	Calculated based on 209,313,333 shares of Del Monte common stock outstanding on June 16, 2003. Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is June 16, 2003. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(d)	TPG Partners, L.P. and TPG Parallel I, L.P. are entities affiliated with William S. Price, III. Mr. Price disclaims beneficial ownership of all shares owned by these entities.

(e)	Information regarding Capital Research & Management Company is based on information disclosed in the Schedule 13G, filed February 13, 2003.

(f)	Represents shares of Del Monte common stock received in payment of directors’ fees and stock options granted for Board meetings attended during the fiscal year. See “Compensation of Directors.”

(g)	Includes options to purchase 1,031,721 shares exercisable within 60 days of June 16, 2003.

(h)	Includes 3,300 shares held by the Wesley Jay Smith and Jill Aileen Smith Family Trust dated July 7, 1998 and options to purchase 740,021 shares exercisable within 60 days of June 16, 2003.

(i)	Includes options to purchase 326,901 shares exercisable within 60 days of June 16, 2003.

(j)	Includes options to purchase 25,000 shares exercisable within 60 days of June 16, 2003.

(k)	Includes options to purchase 57,500 shares exercisable within 60 days of June 16, 2003.

(l)	Includes all shares held by entities affiliated with a director as described in note (d) above and all shares issuable by Del Monte under arrangements as described in notes (g) through (k) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

           To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 27, 2003, all Section 16(a) filing requirements applicable to Del Monte’s executive officers, directors and greater than ten percent beneficial owners were complied with; except that (1) a filing by each of Messrs. Binotto, Roxstrom, Lachman and Miller was timely filed but, due to an administrative error, the information with respect to one transaction subsequently was amended to correct the number of restricted stock units acquired in connection with the Merger; (2) a filing by Mr. Williams was filed late with respect to two transactions involving the disposition of 637 shares held by Mr. Williams directly and 408 shares held by his wife; and (3) a filing by Mr. Williams was filed late with respect to a single transaction involving the conversion of shares in Mr. Williams’ 401(k) account into shares of Del Monte in connection with the Merger.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

           The following table sets forth compensation paid by Del Monte for fiscal 2003, 2002, 2001 and 2000 to the individual serving as its Chief Executive Officer during fiscal 2003 and to each of the four other most highly compensated executive officers of Del Monte as of the end of fiscal 2003, collectively referred to herein as the “named executive officers”.

					Long Term
					Compensation
		Annual Compensation			Awards
					Securities
	Fiscal Year			Other Annual	Underlying	All Other
Name and Principal Positions	(1)	Salary(2)	Bonus	Comp	Option Awards	Comp(4)

Richard G. Wolford	2003	$631,572	$904,000	$—	950,000	$24,926
Chairman of the Board,	2002	755,555	977,774	—	200,000	16,989
President and Chief Executive	2001	754,978	468,948	—	189,000	16,709
Officer	2000	713,725	576,000	—	—	16,692
Wesley J. Smith	2003	373,867	301,100	—	250,000	16,188
Chief Operating Officer	2002	448,100	346,000	—	100,000	10,876
	2001	447,875	189,300	—	89,000	9,274
	2000	432,575	205,800	—	—	9,588
David L. Meyers	2003	316,667	279,100	—	420,000	16,164
Executive Vice President,	2002	380,000	299,300	—	120,000	18,037
Administration and Chief	2001	380,000	164,000	—	100,000	16,314
Financial Officer	2000	360,000	187,100	—	—	14,082
Robert P. Magrann (5)	2003	225,075	174,400	—	160,000	—
Executive Vice President,	2002	270,000	173,200	30,756(3)	—	—
Sales	2001	46,038	—	—	50,000	—
Marc D. Haberman	2003	222,917	189,600	—	200,000	8,033
Managing Director,	2002	266,525	171,900	—	50,000	8,739
Del Monte Brands	2001	254,833	338,100	—	30,000	5,100
	2000	215,000	102,400	—	—	—

(1)	Fiscal 2003 reflects a 10-month period, beginning July 1, 2002 and ending April 27, 2003 as further described in “Compensation of Directors.” All prior fiscal years began July 1 and ended on June 30.

(2)	Reflects actual base earnings for the fiscal year specified.

(3)	Fiscal 2002 reflects amount paid for Mr. Magrann to cover taxes incurred due to relocation expenses paid pursuant to a broad-based relocation plan.

(4)	For fiscal 2003: Del Monte contributions to the Del Monte Corporation Savings Plan were as follows — Mr. Wolford $6,000; Mr. Smith $6,000; Mr. Meyers $6,000; Mr. Haberman $6,000; Del Monte paid term life insurance premiums as follows — Mr. Wolford $9,157; Mr. Smith $5,456; Mr. Meyers $4,712; amount paid under the non-qualified Additional Benefits Plan — Mr. Meyers $5,452; Mr. Haberman $2,033; dollar value of vested shares pursuant to the Del Monte Corporation Annual Incentive Award Plan Deferred Compensation Plan – Mr. Wolford 1,152 shares; Mr. Smith 558 shares.

(5)	Mr. Magrann was hired as Senior Vice President, Sales on April 30, 2001.

OPTION GRANTS IN FISCAL YEAR 2003

           The following table sets forth the options granted to the named executive officers for fiscal 2003. Fiscal 2003 reflects a 10-month period, beginning July 1, 2002 and ending April 27, 2003 as further described in “Compensation of Directors.”

					Potential Realizable Value
	Individual Grants				at Assumed Annual Rates
					of Stock Price
	Number of	Percent of Total			Appreciation for Option
	Securities	Options Granted to			Term(3)
	Underlying Options	Employees in	Exercise Price	Expiration
Name	Granted	Fiscal Year	(Per Share)	Date	5%	10%

Richard G. Wolford	200,000(1)	4.1	$7.56	10/7/12	$950,889	$2,409,739
	750,000(2)	15.4	7.37	4/8/13	3,476,215	8,809,411
Wesley J. Smith	100,000(1)	2.1	7.56	10/7/12	475,444	1,204,869
	150,000(2)	3.1	7.37	4/8/13	695,243	1,761,882
David L. Meyers	120,000(1)	2.5	7.56	10/7/12	570,533	1,445,843
	300,000(2)	6.2	7.37	4/8/13	1,390,486	3,523,765
Robert P. Magrann	50,000(1)	1.0	7.56	10/7/12	237,722	602,435
	110,000(2)	2.3	7.37	4/8/13	509,845	1,292,047
Marc D. Haberman	50,000(1)	1.0	7.56	10/7/12	237,722	602,435
	150,000(2)	3.1	7.37	4/8/13	695,243	1,761,882

(1)	Options under the 1998 Stock Incentive Plan vest annually in equal installments over a four-year period. Please see “Employment and Other Arrangements – Plans” for a description of this plan.

(2)	Options under the 2002 Stock Incentive Plan vest 75% after three years and remaining 25% vest at year four. Please see “Employment and Other Arrangements – Plans” for a description of this plan.

(3)	Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the per share price of our common stock on the date of grant, (2) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (3) subtracting from that result the aggregate option exercise price. The 5% and 10% annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of Del Monte common stock.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003 AND FISCAL YEAR-END OPTION VALUES

           The following table sets forth the aggregate option exercises by each of the named executive officers for fiscal 2003, the number of shares of Del Monte common stock subject to exercisable and unexercisable options held by each of the named executive officers as of April 27, 2003 and the related value of such options as of April 27, 2003. Fiscal 2003 reflects a 10-month period, beginning July 1, 2002 and ending April 27, 2003 as further described in “Compensation of Directors.”

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at April 27, 2003		April 27, 2003(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard G. Wolford	—	$—	984,471	1,224,600	$1,565,579	$475,495
Wesley J. Smith	—	—	717,771	378,300	1,520,079	133,995
David L. Meyers	—	—	301,901	567,800	439,922	211,700
Robert P. Magrann	—	—	12,500	197,500	—	62,500
Marc D. Haberman	—	—	50,000	255,000	13,650	94,150

(1)	Based on the $7.82 per share closing price of Del Monte common stock on April 25, 2003, the last business day of the fiscal year, less the exercise price payable for the shares underlying the options.

EMPLOYMENT AND OTHER ARRANGEMENTS

PLANS

           The named executive officers are eligible to participate in the plans described below. Additional plans of Del Monte are described in our Annual Report on Form 10-K for the fiscal year ended April 27, 2003.

The Annual Incentive Plan

           The Annual Incentive Plan provides annual cash bonuses to certain management employees, including the named executive officers. The target bonus for each eligible employee is based on a percentage of such employee’s Fiscal Year Earnings. Actual payment amounts are based on Del Monte’s achievement of financial objectives and individual performance objectives at fiscal year end. For fiscal 2003, the targeted percentage of each named executive officer’s Fiscal Year Earnings was as follows: Mr. Wolford — 100%, Mr. Smith — 60%, Mr. Meyers — 60%, Mr. Magrann — 50% and Mr. Haberman — 50%. Actual percentages of such named executive officer’s Fiscal Year Earnings awarded to each of the named executive officers under the Annual Incentive Plan for fiscal 2003 were: Mr. Wolford — 146.9%, Mr. Smith — 82.1%, Mr. Meyers — 88.1%, Mr. Magrann — 77.5% and Mr. Haberman — 85.1%. Please see “Proposal 2 — Approval of Del Monte Foods Company’s Annual Incentive Plan” for further information regarding this plan.

AIAP Deferred Compensation Plan

           On October 14, 1999, the Del Monte Corporation Annual Incentive Award Plan Deferred Compensation Plan (the “AIAP Deferred Compensation Plan”) was established under which certain employees are eligible to participate. Eligible employees may elect in advance to defer from 5% to 100% of their annual incentive award paid under the Annual Incentive Plan. Del Monte provides a matching contribution of up to 25% of the employee’s deferral amount. Eligible employees were first able to make such elections with respect to their awards for fiscal 2001. The employee deferral and the Del Monte match are converted to deferred stock units at the fair market value of Del Monte common stock on the day the incentive awards are paid. The participant is 100% vested in the employee deferral portion of his or her account. Del Monte’s matching contribution vests in equal installments over three years. In the event of a “Change in Control” (as defined in the plan), a participant will become 100% vested in Del Monte’s matching contribution. At the time of distribution, the employee’s deferral amount and any vested Del Monte matching contribution will be paid out in the form of Del Monte common stock. Del Monte common stock granted under the AIAP Deferred Compensation Plan is granted under the 2002 Plan, as described below.

Stock Purchase Plan

           The Del Monte Foods Company Employee Stock Purchase Plan was approved on August 4, 1997 and amended on November 4, 1997. A total of 957,710 shares of Del Monte common stock has been purchased by and issued to eligible employees under this plan. We do not anticipate that any additional shares will be made available under this plan.

Stock Option Incentive Plans

           The 1997 Plan. The Del Monte Foods Company 1997 Stock Incentive Plan was approved on August 4, 1997 and amended on November 4, 1997 and October 14, 1999 (the “1997 Plan”). Under the 1997 Plan, grants of incentive stock options and non-qualified stock options representing 1,821,181 shares of Del Monte common stock may be made to key employees. The options were granted at an exercise price equal to the fair market value of the shares at the time of grant. Options issued under the 1997 Plan have a ten-year term. The 1997 Plan includes two different vesting schedules. The first provides for annual vesting in equal installments over five years and the second provides for monthly vesting in equal installments over four years. Options outstanding under the 1997 Plan will automatically vest and become immediately exercisable in connection with a “Change of Control” (as defined in the 1997 Plan). As of April 27, 2003, options to purchase 1,442,117 shares of Del Monte common stock were held by eligible employees under the 1997 Plan. Del Monte does not anticipate granting any additional options under this plan.

           The 1998 Plan. The Del Monte Foods Company 1998 Stock Incentive Plan was adopted initially by the Board of Directors on April 24, 1998, was modified by the Board of Directors on September 23, 1998, and was approved by Del Monte stockholders on October 28, 1998. Further amendments were made on October 14, 1999 and August 24, 2000 and approved by Del Monte stockholders on November 15, 2000. Under the 1998 Plan, grants of incentive and non-qualified stock options (“Options”), stock appreciation rights (“SARs”) and stock bonuses (together with Options and SARs, the “1998 Incentive Awards”) representing up to 6,208,887 shares of Del Monte common stock may be made to certain employees, non-employee directors and consultants of Del Monte. Initially, 3,195,687 shares of Del Monte common stock were reserved for issuance under the 1998 Plan and Del Monte stockholders approved a proposal to reserve an additional 2,870,000 shares of Del Monte common stock for issuance under the plan on November 15, 2000. Any shares of Del Monte common stock subject to awards granted under any prior plan which are forfeited, expired or canceled are also eligible for issuance under the plan. The term of any 1998 Incentive Award may not be more than ten years from the date of its grant. Subject to certain limitations, the Compensation Committee of the Board of Directors has authority to grant 1998 Incentive Awards under the 1998 Plan and to set the terms of any 1998 Incentive Awards. As of April 27, 2003, options to purchase 4,979,524 shares of Del Monte common stock were held by participants under the 1998 Plan. Del Monte does not anticipate issuing any additional 1998 Incentive Awards.

           The 2002 Plan. The Del Monte Foods Company 2002 Stock Incentive Plan (the “2002 Plan”) was adopted by the Board of Directors on October 11, 2002 and approved by the stockholders on December 19, 2002, effective December 20, 2002. The 2002 Plan provides for the grant of Options, SARs, stock bonuses and other stock-based compensation, including performance units or shares (together with Options, SARs and stock bonuses, the “2002 Incentive Awards”) representing up to 15,400,000 shares of common stock plus 1,182,403 available shares under the 1998 Plan plus any shares of common stock represented by awards granted under any prior plans of Del Monte which are forfeited, expire or are cancelled without the delivery of shares of common stock or which result in the forfeiture of shares of common stock back to Del Monte, currently 52,500 shares. The term of any Option or SAR may not be more than ten years from the date of its grant. Subject to certain limitations, the Compensation Committee of the Board of Directors has authority to grant 2002 Incentive Awards under the 2002 Plan and to set the terms of any 2002 Incentive Awards. Grants may be made to certain employees, non-employees directors and independent contractor. Options generally vest over four years. As of April 27, 2003, eligible employees held 373,338 restricted stock units and options to purchase 4,308,849 shares of common stock under the 2002 Plan, and 11,952,716 additional shares were available to be issued in connection with future awards.

Equity Compensation Plan Information

           The following table sets forth information on Del Monte’s equity compensation plans. All equity compensation plans have been approved by Del Monte stockholders.

As of April 27, 2003

Number of Securities
Remaining Available for
	Number of		Future Issuance under
	Securities to be Issued	Weighted-Average	Equity Compensation
	upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights:	Warrants and Rights:	in Column (a)):
Plan Category	Column (a)	Column (b)	Column (c)

Equity compensation plans approved by security holders	11,275,156	$8.05	12,386,475(1)
Equity compensation plans not approved by security holders	—	—	—
Total	11,275,156	$8.05	12,386,475(1)

(1)	Includes 60,421 shares that have been allocated to participants pursuant to the Del Monte AIAP Deferred Compensation Plan.

The Del Monte Retirement Plan for Salaried Employees

           The Del Monte Corporation Retirement Plan for Salaried Employees (the “Del Monte Corporation Retirement Plan”), which became effective as of January 1, 1990, is a non-contributory defined benefit retirement plan covering salaried employees of Del Monte. Credits are made monthly to each participant’s Personal Retirement Account (“PRA”) consisting of a percentage of that month’s eligible compensation, plus interest on the participant’s account balance. A participant is fully vested upon completion of five years of service.

           The percentage of monthly compensation credited varies according to age is as follows:

	All Monthly	Monthly Compensation
Participant Age	Compensation	Above Social Security Base

Below 35	4%	3%
35 but below 45	5%	3%
45 but below 55	6%	3%
55 and over	7%	3%

           The Del Monte Corporation Retirement Plan for Salaried Employees was amended effective January 1, 1998 to change the interest credit from 110% of the interest rate published by the Pension Benefit Guaranty Corporation (“PBGC”) to the yield on the 12-month Treasury Bill rate plus 1.5%. In addition, the factors for annuity conversions were changed from specific Del Monte factors to factors based on 30-year Treasury Bond yields or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply and an IRS specified mortality table. The plan was further amended effective June 1, 2001 to replace the 12-month Treasury Bill index with the 6-month Treasury Bill. A participant’s annual age 65 annuity benefit will be the greater of an annuity based on (1) the credit balance as of December 31, 1997 increased by interest credits (and not compensation credits) of 110% of the December 31, 1997 PBGC rate divided by 8.2 or (2) the credit balance at the time of retirement using an annuity factor based on 30-year Treasury Bond yields or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply and an IRS specified mortality table. Alternatively, a participant at retirement or other termination of employment may elect a lump sum distribution of his or her account balance.

           Participants who, as of January 1, 1988, were at least age 40 with ten or more years of service, or at least age 55 with five or more years of service, are eligible to receive an alternative retirement benefit that is based on the terms of the prior Retirement Plan for Employees of Del Monte Corporation. For credited service after December 31, 1981, these participants have accrued an annual benefit of 1.75% of average final compensation multiplied by years of credited service. Average final compensation is the participant’s highest five years’ average compensation during his or her last ten years of credited service. Compensation generally includes base salary and awards under the Annual Incentive Plan but not other forms of incentive compensation. The amount determined by this alternative benefit formula is reduced by 0.75% of the participant’s Social Security benefit, multiplied by years of credited service. For credited service prior to January 1, 1982, a similar benefit formula is applied.

           The Del Monte Corporation Retirement Plan for Salaried Employees was amended effective April 30, 1992 to cease recognition of any future credited service or average final compensation under the alternative retirement benefit. At retirement, a participant who was eligible for the alternative retirement benefit will receive an annual retirement benefit equal to the greater of the retirement benefit determined by his or her PRA, or his or her alternative retirement benefit based on compensation and credited service to April 30, 1992. Alternatively, a participant may elect the greater of a lump sum distribution of his or her PRA account balance or the actuarial equivalent lump sum of the age 65 alternative benefit.

Nonqualified Retirement Plans

           Effective January 1, 1990, Del Monte established the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan (the “Nonqualified Retirement Plans”). The Nonqualified Retirement Plans are “top hat” and “excess” benefit plans designed to provide benefits in excess of those otherwise permitted under the Del Monte Corporation Retirement Plan for Salaried Employees and the Del Monte Savings Plan (which is qualified under Section 401(k) of the Code) by Sections 401(a)(17) and 415 of the Code. The Nonqualified Retirement Plans also provide benefits in respect of certain amounts of severance not taken into account under the Del Monte Corporation Retirement Plan for Salaried Employees or the Del Monte Savings Plan. Employees who participate in the Del Monte Corporation Retirement Plan for Salaried Employees or the Del Monte Savings Plan are generally eligible to participate in the Nonqualified Retirement Plans. Benefits under the Nonqualified Retirement Plans are unfunded and paid from the general assets of Del Monte.

           Set forth below are the estimated annual benefits payable at age 65 (assuming lump sum payments are not elected) under the Del Monte Corporation Retirement Plan for Salaried Employees and the Nonqualified Retirement Plans:

		Estimated Annual
Participant	Year Attaining Age 65	Retirement Benefit(a)

Mr. Wolford	2009	$164,582
Mr. Smith	2012	95,401
Mr. Meyers	2010	139,538
Mr. Magrann	2009	28,919
Mr. Haberman	2028	133,807

(a)	The estimated annual retirement benefits shown assumes no increase in compensation or Annual Incentive Plan benefits and interest credits (as defined in the plans) of 4.81%.

Retention Plan

           The Nominating and Compensation Committee adopted an employee retention plan on October 24, 2000 (the “Retention Plan”). The purpose of the Retention Plan is, in the event of a possible future stockholder value-enhancing transaction such as a merger, sale or other such consolidation, to provide an incentive to certain key employees of Del Monte to remain with Del Monte through the transition process and consummation of any such possible transaction. The Retention Plan creates an incentive compensation pool to be allocated among the key employee participants (including Messrs. Wolford, Meyers, Smith, Magrann and Haberman) following the consummation of a transaction resulting in a change in control of Del Monte so long as the participant is employed by Del Monte as of the date of the change in control. The amount of the incentive compensation pool is dependent upon the aggregate price per share realized in the transaction and will be determined based upon a percentage of the total sale value of Del Monte. A minimum incentive compensation pool amount will be paid in the event that the per share price realized in the transaction is below a certain level. Del Monte will make “gross up” payments to key employee participants in the event it is determined that payments to the key employee participants under the Retention Plan are subject to the excise tax imposed by Section 4999 of the Code. Payments will not be made under this plan in connection with the Merger, as the Merger did not result in a change of control of Del Monte as defined in this plan.

EMPLOYMENT ARRANGEMENTS

           During fiscal 2003, Del Monte had employment agreements with each of Messrs. Wolford, Smith, Meyers, Magrann and Haberman. The following summaries of the material provisions of the employment agreements with Mr. Wolford and Mr. Smith (the “Wolford/ Smith Employment Agreements”), the employment agreement with Mr. Meyers (the “Meyers Employment Agreement”), the employment agreement with Mr. Magrann (the “Magrann Employment Agreement”) and the employment agreement with Mr. Haberman (the “Haberman Employment Agreement”) do not purport to be complete and are qualified in their entirety by reference to these agreements, which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended April 27, 2003.

           On March 16, 1998, Del Monte entered into employment agreements with Mr. Wolford and Mr. Smith as Chief Executive Officer and Chief Operating Officer, respectively. The Wolford/ Smith Employment Agreements are for an indefinite term. Under the terms of the Wolford/ Smith Employment Agreements as amended in 1999 and 2002, if the employment of Mr. Wolford or Mr. Smith is terminated by Del Monte without Cause (as defined in the agreements) or by such executive for any reason, the executive would be entitled to continue to receive his base salary and target incentive bonus award and to participate in certain employee welfare benefit plans and programs of Del Monte for up to two years after the date of termination of employment, subject to his not competing with Del Monte, and to his signing a general release and waiver with respect to claims he may have against Del Monte. In addition, Mr. Wolford and Mr. Smith would receive a pro rata annual bonus under the Annual Incentive Plan for the year in which such termination or resignation occurs. In the event of Termination Upon Change of Control, (as defined in the agreements), Mr. Wolford and Mr. Smith would be entitled to receive the benefits set forth above, provided however that their salaries and bonuses would be made in a lump sum payment within 30 days of their termination date rather than over a period of up to two years. The Wolford/ Smith Employment Agreements contain provisions regarding not soliciting Del Monte employees and not disclosing proprietary or confidential information of Del Monte.

           The Meyers Employment Agreement is for an indefinite term. It provides that if Mr. Meyers’ employment is terminated by Del Monte without Cause (as defined in the agreement) or if Mr. Meyers resigns for Good Reason (as defined in the agreement), he would receive as severance, subject to his not competing with Del Monte or disclosing confidential information or trade secrets of Del Monte, severance payments over a three-year period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Meyers over the three-year period would equal two times the sum of: (1) Mr. Meyers’ highest annual base salary in effect during the 12-month period prior to termination or resignation and (2) the target incentive bonus award for the year in which the termination or resignation occurs (or, if greater, the amount of the award for the next preceding year). In addition, Mr. Meyers would receive a pro rata annual bonus for the year in which such termination or resignation occurs, and would be entitled to participate in certain employee benefit plans and programs maintained by Del Monte in which he participated until the earlier of (1) the end of the three-year period or (2) such time as he is covered by comparable programs of a subsequent employer. In the event of Termination Upon Change of Control, (as defined in the agreement), Mr. Meyers would be entitled to receive the benefits set forth above, provided however that the payment of his salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of three years.

           The Magrann Employment Agreement is for an indefinite term. It provides that if Mr. Magrann’s employment is terminated without Cause (as defined in the agreement) or if he resigns for Good Reason (as defined in the agreement), he would receive as severance, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, severance payments over a 12-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Magrann over the 12-month period would equal the sum of: (1) his highest annual base salary in effect during the 12-month period prior to such termination or resignation and (2) his target incentive bonus award for the year in which termination or resignation occurs. In addition, Mr. Magrann would receive a pro rata annual bonus under the Annual Incentive Plan for the year in which termination or resignation occurs and would be entitled to participate in medical benefit plans maintained by Del Monte in which he participates until the earlier of (1) the end of an 18-month period or (2) such time as he is covered by comparable programs of a subsequent employer. In addition, Mr. Magrann would receive 18 months of executive-level outplacement services up to a maximum amount, and he would be entitled to participate in certain management perquisites until the earlier of (1) the end of a 12 month period or (2) such time as he receives comparable perquisites from a subsequent employer. In the event of Termination Upon Change of Control, (as defined in the agreement), Mr. Magrann would be entitled to receive the benefits set forth above, provided however that the severance payment of salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of 12 months. The Magrann Employment Agreement also provides that, if Mr. Magrann’s employment terminates upon disability, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, he would receive severance payments over a 12-month period in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target incentive bonus for the year in which termination occurs. The Magrann Employment Agreement contains provisions regarding not soliciting employees, customers or suppliers of Del Monte for a two-year period after termination and not disclosing proprietary or confidential information of Del Monte at any time.

           The Haberman Employment Agreement is for an indefinite term. It provides that if Mr. Haberman’s employment is terminated without Cause (as defined) or if he resigns for Good Reason (as defined), he would receive as severance, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, severance payments over a 12-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Haberman over such 12-month period would equal the sum of: (1) his highest annual base salary during the 12-month period prior to such termination or resignation and (2) his target incentive bonus award for the year in which such termination or resignation occurs. In addition, Mr. Haberman would receive a pro rata annual bonus for the year in which such termination or resignation occurs, and would be entitled to participate in medical benefit plans maintained by Del Monte in which he participated and in applicable executive perquisites until the earlier of (1) the end of the 12-month period or (2) such time as he is covered by comparable programs of a subsequent employer. In addition, Mr. Haberman would receive 18 months of executive-level outplacement services up to a maximum amount. In the event of Termination Upon Change of Control (as defined in the agreement), Mr. Haberman would be entitled to receive the benefits set forth above, provided however that the severance payment of salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of 12 months. The Haberman Employment Agreement also provides that, if Mr. Haberman’s employment terminates upon disability, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, he would receive severance payments over a 12-month period in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target incentive bonus for the year in which termination occurs. The Haberman Employment Agreement contains provisions regarding not soliciting employees, customers or suppliers of Del Monte for a two-year period after termination, and not disclosing proprietary or confidential information of Del Monte at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           The information below describes certain transactions to which Del Monte, the registrant, is a party. Because the acquisition of the Acquired Businesses is accounted for as a reverse acquisition as described more fully in “Proposal 3 – Ratification of Appointment of Independent Auditors,” the historical financial statements of the Acquired Businesses constitute the historical financial statements of Del Monte as of the consummation of the acquisition. Accordingly, our financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2003 describe certain transactions between SKF Foods, Inc. (while under the control of Heinz) and Heinz as related party transactions that are not included in the discussion below.

Transactions with Del Monte Corporation

           Del Monte Corporation is directly-owned and wholly-owned by Del Monte. For the year ended April 27, 2003, Del Monte Corporation and its subsidiaries accounted for 100% of the consolidated revenues and net earnings of Del Monte, except for expenses relating to compensation for the members of the Board of Directors of Del Monte. As of April 27, 2003, Del Monte’s sole asset was the stock of Del Monte Corporation. Del Monte had no subsidiaries other than Del Monte Corporation and its subsidiaries, and had no direct liabilities other than accruals relating to the compensation for the members of the Board of Directors of Del Monte. Del Monte is separately liable under various guarantees of indebtedness of Del Monte Corporation, which guarantees of indebtedness are full and unconditional.

Transactions with Texas Pacific Group

           The following discussion contains a summary of the material terms and provisions of the Management Advisory Agreement, Transaction Advisory Agreement and Stockholder Rights Agreement between Texas Pacific Group and Del Monte. The following summaries do not purport to be complete and are qualified in their entirety by reference to the applicable agreements, which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended April 27, 2003.

           In April 1997, Del Monte was recapitalized with an equity investment from Texas Pacific Group and other investors (the “Recapitalization”). In connection with the Recapitalization, Del Monte entered into a ten-year Management Advisory Agreement dated April 18, 1997 with Texas Pacific Group. Under the Management Advisory Agreement, Texas Pacific Group was entitled to receive a fee from Del Monte for management advisory services equal to the greater of $500,000 or 0.05% of the budgeted consolidated annual net sales of Del Monte. In addition, this agreement provided that Del Monte would indemnify Texas Pacific Group, its affiliates and shareholders, and their respective directors, officers, controlling persons, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Texas Pacific Group under the agreement. This indemnification did not extend to actions arising under the U.S. federal securities laws. The Management Advisory Agreement made available Texas Pacific Group’s resources concerning a variety of financial and operational matters, including advice and assistance in reviewing Del Monte’s business plans and its results of operations and in evaluating possible strategic acquisitions, as well as providing investment banking services in identifying and arranging sources of financing. This agreement did not specify a minimum number of Texas Pacific Group personnel who were required provide such services or the individuals who were required to provide them. It also did not require that a minimum amount of time be spent by such personnel on Del Monte matters. This agreement was terminated upon completion of the Merger. In fiscal 2003, Texas Pacific Group or its designee received fees of $0.2 million under this agreement.

           In connection with the Recapitalization, Del Monte also entered into a ten-year Transaction Advisory Agreement dated April 18, 1997 with Texas Pacific Group. As compensation for financial advisory and other similar services rendered in connection with certain “add-on” transactions (such as an acquisition, merger or recapitalization; collectively, “Add-on Transactions”), Texas Pacific Group was to be paid a fee of 1.5% of the “transaction value” for each Add-on Transaction. The term “transaction value” meant the total value of any Add-on Transaction, including, without limitation, the aggregate amount of the funds required to complete the transaction (excluding any fees payable pursuant to this agreement and fees, if any, paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction) including the amount of indebtedness, preferred stock or similar items assumed (or remaining outstanding). The Transaction Advisory Agreement included indemnification provisions similar to those described above with respect to the Management Advisory Agreement. These provisions did not extend to actions arising under the U.S. federal securities laws. In connection with the merger agreement relating to the acquisition of the Acquired Businesses, Texas Pacific Group entered into a letter agreement with Del Monte Corporation and a Voting Agreement with Heinz that, among other things, modified the Transaction Advisory Agreement by limiting the transaction advisory fee payable under the Transaction Advisory Agreement to Texas Pacific Group in connection with the transactions set forth in such merger agreement to $9 million. The Transaction Advisory Agreement was terminated upon completion of the Merger. In fiscal 2003, Texas Pacific Group was paid $9 million under this agreement.

           In connection with the acquisition of the Acquired Businesses and related Merger, Texas Pacific Group and Del Monte entered into a Stockholder Rights Agreement. A registration rights agreement between Texas Pacific Group and Del Monte terminated upon completion of the Merger. Under the terms of the Stockholder Rights Agreement, Texas Pacific Group has the right, subject to certain restrictions, to demand that Del Monte file up to two registration statements to register the resale of Texas Pacific Group’s Del Monte common stock. Del Monte will use its commercially reasonable efforts to effect the registration of the shares. In addition, subject to customary limitations, Texas Pacific Group has the right to cause Del Monte to include Texas Pacific Group’s Del Monte common stock in other registration statements filed by Del Monte.

           Compensation earned by Mr. Price as a director of Del Monte, excluding options, is paid to Texas Pacific Group Partners L.P. Mr. Price is an officer of Texas Pacific Group. In fiscal 2003, Mr. Price earned $23,000 and 2,119 shares of Del Monte common stock.

           Del Monte will address any conflicts of interest and future transactions it may have with its affiliates, including Texas Pacific Group, or other interested parties in accordance with applicable law. Delaware law provides that any transaction between a corporation and any director or officer or other entity in which any of the corporation’s directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, or solely because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or solely because the votes of interested directors are counted in approving the contract or transaction, so long as (1) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (2) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Transactions with Management

           During the second and third quarters of fiscal 1998, Del Monte sold shares of Del Monte common stock to certain key employees, including the executive officers of Del Monte, under Del Monte’s Employee Stock Purchase Plan. See “Employment and Other Arrangements — Plans – Stock Purchase Plan.” Messrs. Wolford and Smith each paid $175,000 in cash and borrowed an additional equal amount from Del Monte, under Promissory Notes, to acquire the stock purchased by each of them pursuant to the plan. These loans were made by Del Monte in 1998 in accordance with then-applicable law. The Promissory Notes are secured by a pledge of the stock purchased with the entire proceeds of the loans.

The terms of the Promissory Notes provide for accrual of interest, compounded semiannually, at the applicable federal short-term rate, adjusted each February 1 and August 1. As of February 1, 2003, this rate was 1.64%. Additionally, because the terms and conditions of the Promissory Notes do not require scheduled reduction of principal, the balance at January 31, 2003 of each of the Promissory Notes has been increased by accrued and unpaid interest of $45,213 and is expected to increase by another $2,814 by July 31, 2003, the last day of the current compounding period. Accordingly, the balance at July 31, 2003 of each of the Promissory Notes is expected to be $223,027. The Promissory Notes permit prepayment at the borrower’s option and also require repayment upon the occurrence of specific events, including termination of employment and sale of the securities pledged to secure the Promissory Notes. Del Monte extended these loans in accordance with applicable law governing transactions by a corporation with its officers. Del Monte’s bank financing arrangements limit the ability of Del Monte to make loans or advances to employees to a maximum amount outstanding at any time of $10 million. Other than these loans to Messrs. Wolford and Smith, Del Monte has not made any loans or advances to any of its directors or executive officers or members of their immediate families.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

This Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

           The compensation of Del Monte’s executive officers generally is determined by Del Monte’s Compensation Committee which currently consists entirely of non-employee directors who were determined by the Board of Directors to meet the definition of “independent” within Del Monte’s Corporate Governance Guidelines and the Compensation Committee’s Charter, the “non-employee director” standard within the meaning of Section 16b-3 of the Securities Exchange Act of 1934 and the “outside director” standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. All of the current members of the Compensation Committee joined the Committee following the Merger. Although all of the members of the Compensation Committee prior to the Merger were non-employee directors, they did not all meet each of the standards described above. Accordingly, prior to the Merger, the Compensation Committee had a sub-committee which approved compensation matters for purposes of Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. In developing the executive compensation program of Del Monte, the Compensation Committee has used and continues to use the services of a nationally recognized compensation consulting firm, which provides comparative and other requested information to assist the Compensation Committee.

Compensation Philosophy for 2003 Fiscal Year

           For the 2003 fiscal year, the primary components of Del Monte’s executive compensation program were:

•	base salary;

•	annual cash incentive awards; and

•	long-term incentives in the form of stock option grants.

For the 2003 fiscal year, the compensation philosophy was established by the Compensation Committee as it existed prior to the Merger (the “Prior Committee”). The philosophy generally was to set base salary and annual incentive awards at the median range of salaries and bonuses paid by a selected peer group of companies in the branded food industry. The use of stock options was designed to provide executive officers with the opportunity, depending upon the performance of Del Monte’s stock, to receive total compensation at the apex of the same peer group of companies. The Prior Committee’s emphasis on long-term incentives was intended to encourage executive officers to focus on the growth of Del Monte by aligning their interests with those of Del Monte stockholders.

Compensation of Former Heinz Employees

           Neither the Prior Committee nor the current Compensation Committee determined the fiscal 2003 compensation of executive officers who were former Heinz employees identified by the Del Monte Board of Directors as executive officers of Del Monte following the Merger. In connection with the Merger, Del Monte made various commitments regarding the compensation of former Heinz employees and the fiscal 2003 base salaries and annual bonuses of the affected executive officers were determined accordingly. These commitments extend until December 20, 2004, the two-year anniversary of the acquisition. The information in this Report regarding the compensation of executive officers consequently does not apply to these former Heinz employees, except as explicitly noted.

Base Salary for 2003 Fiscal Year

           Base salaries for executive officers for the 2003 fiscal year were set at levels consistent with the compensation philosophy described above and considered appropriate in view of the responsibilities of each position. Individual performance was also considered. In October 2002, the Prior Committee reviewed the base salary of each of the named executive officers (who are set forth in “Compensation of Executive Officers – Summary Compensation Table”) and decided not to change base salaries in light of the impending Merger and in deference to the anticipated new members of the Compensation Committee following the acquisition. The base salaries for other executive officers were determined by management in a manner consistent with the applicable compensation philosophies. Although no executive officer received a salary increase in the 2003 fiscal year, it has been and continues to be the Compensation Committee’s practice to review and approve any salary increase for an executive officer.

Annual Incentive Award for 2003 Fiscal Year

           The Annual Incentive Award Program provides for cash awards to be determined shortly after the end of the fiscal year. With respect to the Annual Incentive Award Program for the 2003 fiscal year, the Prior Committee established financial targets as an incentive for superior corporate performance, set individual objectives for each executive officer, and assigned each executive officer a target award. Each target award reflected the percentage of an executive officer’s base salary that would be paid in bonus if that officer received an achievement score of 100% for both his or her financial targets and individual objectives. The relative weight of the financial targets and individual objectives was also determined at the beginning of the fiscal year.

           In the case of each of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the Prior Committee determined that the award would be based two-thirds on the financial performance targets and one-third on the individual objectives. For other executive officers, the Prior Committee determined that the award would be based one-half on the financial targets and one-half on individual objectives. For both the financial performance targets and the individual objectives, the maximum achievement score was set at 200% and the minimum at 0%. Each executive officer’s primary financial target was based on Del Monte achieving as a threshold a minimum adjusted earnings per share target. Individual objectives included debt reduction, capital cost improvement and new product initiatives, among others.

           The Compensation Committee, as currently constituted, was responsible for determining the payout of awards under the Annual Incentive Award Program implemented by the Prior Committee with respect to the 2003 fiscal year. In general, the current Compensation Committee determined such amounts based on its assessment of the attainment of the financial targets and individual objectives established by the Prior Committee. Where appropriate however, the current Compensation Committee modified targets and objectives to adjust for the shortened fiscal year and for the displacement of objectives by the Merger. In assessing the achievement of objectives, the Compensation Committee also took into account the Merger and each executive officer’s efforts during the Merger.

Long Term Incentive Plan Compensation/ Stock Options for 2003 Fiscal Year

           For the 2003 fiscal year, long term incentives were addressed through grants of stock options under Del Monte’s 1998 Stock Incentive Plan or 2002 Stock Incentive Plan. The Prior Committee believed and the current Compensation Committee continues to believe that using stock options as a long-term incentive aligns the interests of the executive officers of Del Monte with the interests of Del Monte stockholders. The Prior Committee or the current Compensation Committee has approved and the current Compensation Committee continues to approve all option grants for executive officers as well as the guidelines to be used for option grants for other management employees. In determining option awards for executive officers in October 2002, the Prior Committee considered each executive officer’s level of responsibility and individual performance in addition to long term incentives available at comparable companies. Annual option grants typically vest in equal annual installments over a four-year period.

           After conferring with a nationally recognized compensation consulting firm, in April 2003, the current Compensation Committee made one-time option grants in addition to the normal long-term incentive structure to selected executive officers and other key employees of Del Monte who hold significant leadership positions and have the ability to impact future performance through successful merger integration as well as the charting and execution of Del Monte’s strategic direction. Executive officers who were former Heinz employees were included in this special incentive program. These options are intended to provide additional incentive to build long-term stockholder value out of the acquisition of the Acquired Businesses and accordingly vest 75% at the end of three years and 100% at the end of four years.

Compensation of Chief Executive Officer for 2003 Fiscal Year

           The Compensation Committee meets annually to review the performance and compensation of Richard G. Wolford, Chairman of the Board, President and Chief Executive Officer of Del Monte. Mr. Wolford’s compensation package for fiscal 2003 consisted of a base salary, an annual incentive award cash bonus and option grants to purchase shares of Del Monte common stock.

           In setting the overall compensation level for the Chief Executive Officer with respect to the 2003 fiscal year, the Prior Committee considered comparative compensation information from other companies in addition to Mr. Wolford’s accomplishments and individual performance. Mr. Wolford’s base salary and target award were set at levels that were consistent with the Prior Committee’s compensation philosophy. In light of the impending Merger and in deference to the anticipated new members of the Compensation Committee following the acquisition, a salary increase for Mr. Wolford was not approved in fiscal 2003.

           Mr. Wolford’s base salary for the 2003 fiscal year was $738,500 and his award under Del Monte’s Annual Incentive Award Program for the 2003 fiscal year was $904,000. This bonus was above Mr. Wolford’s target award and was based on the current Compensation Committee’s evaluation of Mr. Wolford’s achievement of the financial performance targets and individual objectives established under the Program by the Prior Committee, as appropriately modified to reflect the Merger. Mr. Wolford’s targets and objectives for the 2003 fiscal year included achieving as a threshold a minimum adjusted earnings per share target, as well as meeting cost management, debt reduction, new product initiatives and other organizational objectives. Additionally, the current Compensation Committee considered the impact of the Merger and Mr. Wolford’s efforts in connection with the Merger.

           In October 2002, the Prior Committee granted Mr. Wolford an option to purchase 200,000 shares of Del Monte common stock. This option vests in equal annual installments over four years. Additionally, in April 2003, Mr. Wolford received an option to purchase 750,000 shares of Del Monte common stock in connection with the current Compensation Committee’s grant of special one-time incentives as described above. This special option vests 75% at the end of three years and 100% at the end of four years. Detailed disclosure of Mr. Wolford’s compensation for fiscal 2003, fiscal 2002 and fiscal 2001 is contained in “Compensation of Executive Officers – Summary Compensation Table.”

Compensation Philosophy and Principles for 2004 Fiscal Year

           For the 2004 fiscal year, compensation will continue to consist of base salary, annual cash bonus payments and long-term incentives in the form of stock option grants and other equity incentives. In connection with establishing executive compensation levels for the 2004 fiscal year, the current Compensation Committee has adopted the following philosophy and principles:

• Del Monte will provide total compensation packages that are competitive and consistent with those provided by (1) major branded food and consumer products companies that are similar in size to Del Monte and require comparable leadership competencies, skills, and experiences, and (2) other organizations that operate in the global and regional markets in which Del Monte competes for talent;

• Base pay will generally be managed to the market median, however, actual incumbent pay may be above or below this standard in order to recognize individual competencies, skills, experience, and sustained performance;

• Annual bonus payments will be targeted at the market median but will result in variable pay levels that recognize performance at the corporate, business unit and individual levels;

• Long-term incentives in the form of stock option grants will be targeted at above the market median (50th – 75th percentile) with individual awards that recognize such individual’s impact and commitment as well as overall corporate success and the creation of stockholder value;

• The percentage of compensation that is variable or “at risk” should increase with an executive officers’ compensation and grade level; and

• Compensation should align executive officers’ interests with those of stockholders by focusing attention on Del Monte’s long-term stock performance and facilitating and encouraging ownership of Del Monte common stock.

The Compensation Committee believes that establishing a compensation program that adheres to the foregoing philosophies and principles will help Del Monte create and retain a strong executive team that shares a common view of Del Monte’s business and works to create and sustain stockholder value.

Tax Treatment of Executive Compensation

           Section 162(m) of the Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Chief Executive Officer and each of Del Monte’s four other most highly compensated executive officers. The Compensation Committee intends that Del Monte will generally manage its executive compensation program so as to preserve the related federal income tax deductions.

The Compensation Committee

Samuel H. Armacost, Chairman
Terrence D. Martin
David R. Williams

REPORT OF THE AUDIT COMMITTEE

This Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

           The primary role of the Audit Committee is to assist the Board of Directors in its oversight of Del Monte’s financial reporting process and to interact directly with and evaluate the performance of Del Monte’s independent auditors.

           In the performance of its oversight function, the Audit Committee has reviewed Del Monte’s audited financial statements for the fiscal year ended April 27, 2003 and has met with both management and Del Monte’s independent auditors, KPMG LLP, to discuss those financial statements. The Audit Committee has discussed with KPMG LLP those matters required to be discussed by Statements of Auditing Standards No. 61, as amended, and has reviewed with them their judgments as to the quality, not just the acceptability, of Del Monte’s accounting principles.

           The Audit Committee discussed with Del Monte’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met separately with the independent auditors, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

           The Audit Committee has received from and discussed with KPMG LLP its written disclosures and letter regarding its independence from Del Monte as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also reviewed and considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence.

           Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of Del Monte for the fiscal year ended April 27, 2003 be included in Del Monte’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

           It is not the duty of the Audit Committee to conduct audits, to independently verify management’s representations or to determine that Del Monte’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles or fairly present the financial condition, results of operations and cash flows of Del Monte; that is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has expressly relied on (i) management’s representation that such financial statements have been prepared in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The Audit Committee

Terence D. Martin, Chairman
Timothy G. Bruer
David R. Williams

PERFORMANCE MEASUREMENT COMPARISON

This Section is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

           In connection with the Merger, the size of the Company and its number of shares of common stock outstanding have grown substantially. Accordingly, the Company believes the Standard & Poor’s 500 index to be a more appropriate broad index for purposes of comparing its results. The Russell 2000, the prior broad index used by the Company, is included in this year’s performance graph in accordance with SEC Rules.

           Set forth below is a line graph comparing the cumulative total return on Del Monte Foods Company common stock (listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “DLM”) with the cumulative total return of the Standard & Poor’s 500, Russell 2000 and the Standard & Poor’s MidCap Food, Beverage & Tobacco indexes, for the period commencing February 5, 1999 and ending on April 25, 2003 (Del Monte’s initial public offering date and the last business day of the most recent fiscal year end, respectively). The graph is based on the assumption that $100 was invested on February 5, 1999 in Del Monte’s common stock and in each index, and that all dividends were reinvested.

Stock Performance Graph

HOUSEHOLDING OF PROXY MATERIALS

           The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

           This year, a number of brokers with account holders who are Del Monte stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to Investor Relations, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575, or (3) contact our Investor Relations department at (415) 247-3382. Del Monte will promptly deliver, upon request to the Del Monte address or telephone number listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

           The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James Potter
General Counsel and Secretary

July 23, 2003

           A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended April 27, 2003 is available without charge upon written request to: Corporate Secretary, Del Monte Foods Company, P.O. BOX 193575, San Francisco, California 94119-3575.

ANNEX A

Del Monte Foods Company

Annual Incentive Plan
(Amended and Restated Effective April 28, 2003)

1.            Purpose

           The Del Monte Annual Incentive Plan (the “Plan”) is a cash-based incentive program designed to accomplish the following objectives of Del Monte Foods Company (“Del Monte”):

•	To link annual corporate and business priorities with individual and group performance goals, reinforcing line of sight and contribution to results;

•	To reinforce a high performance culture tying rewards to measurable accountabilities and goal achievement;

•	To recognize and reward individual performance and differentiate award levels based on absolute and relative contributions; and

•	To provide a variable award opportunity as part of a competitive total compensation program that enables Del Monte to attract, retain, and motivate its leadership and key employees.

2.            The Committee

           The Plan shall be administered by the Compensation Committee of Del Monte’s Board of Directors (the “Committee”), which shall consist of at least two independent directors of Del Monte who satisfy the requirements of Section 162(m) of the Internal Revenue Code (the “Code”). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m) as appropriate and the decisions of the Committee shall in every case be final and binding on all persons having an interest in the Plan.

3.            Eligibility

           To be eligible for participation in the Plan, an employee must be in Exempt Salary Grade 13 (or equivalent) or above and must not be a participant in a sales incentive program. To be eligible for an award in any given Plan Year, participants are required to be in a bonus eligible position on or before the date that is ninety (90) days prior to the end of a Plan Year, must be on the active payroll at the time of the award distribution, and must comply with rules of the Plan as established by the Committee. Voluntary terminations will not be considered for an award if the participant is not on the active payroll on the date of the award distribution. In the case of the death, disability, or retirement of a Plan participant, a prorated award at target based on the number of months worked during the Plan Year will be paid to the participant (or beneficiary).

           Loss of eligibility may occur if the employee’s salary grade is changed to an exempt grade below 13 (or equivalent) as a result of a reclassification or demotion.

4.            Plan Year

           The Plan is a cash-based incentive program which provides for potential award payments at the end of Del Monte’s fiscal year, which shall also be the Plan Year.

5.            Target Incentive Awards

           Each Plan Year, each participant has a target incentive award opportunity expressed as a percent of such participant’s Fiscal Year Earnings, defined as base salary earned during Del Monte’s fiscal year excluding bonuses, special awards, and other non-base compensation. The target incentive award opportunity is determined by salary grade. Target incentive awards are selected by the Committee, and shall be established in writing not later than ninety (90) days after the start of each Plan Year. The target incentive award will be prorated for any employee who becomes eligible for participation in the Plan after the beginning of a Plan Year based on the number of months of participation in the Plan. The target incentive award for a participant who changes position or salary grade in the middle of a Plan Year will be prorated based on the number of days spent in each position and the applicable target incentive awards for the former and current positions.

6.            Performance Measures

           Award payments are based upon three performance measures: (i) Corporate Financial Objectives, (ii) Business Unit Objectives, and (iii) Individual Objectives/ MBOs.

•	Corporate Financial Objectives

           This measure is based on the established corporate financial performance goals set at the beginning of each Plan Year, as follows:

           Not later than ninety (90) days after the start of each Plan Year, the Committee will establish in writing (x) specific performance goals for Del Monte; (y) the business criteria upon which such performance goals are based; and (z) the weight to be accorded each business criterion. The relevant business criteria include, either individually or in combination, applied to Del Monte as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of comparable companies: (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (iv) return on equity, (v) total stockholder return, (vi) return on capital, (vii) return on assets or net assets, (viii) revenue, (ix) income or net income, (x) operating income or net operating income, (xi) operating profit or net operating profit, (xii) operating margin, (xiii) return on operating revenue, (xiv) market share, and (xv) any other objective and measurable business criteria tied to Del Monte’s performance.

•	Business Unit Objectives

           This measure applies at the business unit level, and is based on specific financial performance goals determined by the Committee at the beginning of each Plan Year. The Committee will establish the business unit performance goals using the same process as described above for the corporate goals. The business criteria on which the business unit performance goals are based can be, but do not have to be, the same as the business criteria applicable to the corporate goals.

•	Individual Objectives/MBOs

           This measure is based on individual performance goals known as Management By Objectives (“MBOs”). MBOs are developed by Plan participants and ultimately support objectives established for Del Monte by the President and Chief Executive Officer. Business unit executives supplement these objectives as necessary.

           To assist each Plan participant in focusing upon critical priorities, there should be no more than four to six MBOs that are based on Del Monte’s operating or business plan, or business unit goals. Every effort should be made to identify MBOs that will reflect the individual contributions to be made by the Plan participant and not related to their day-to-day job responsibilities. The MBOs (or portion thereof) for any Plan Year may, but need not, be based on those 15 business criteria enumerated above, and if they are not, the MBO segment (or portion thereof) of any award paid under the Plan will not be considered performance-based compensation for purposes of Code Section 162(m).

           As an additional component to the Individual Objectives/ MBOs measure, unique contributions made by participants may be considered. Unique contributions are innovative events or accomplishments that are unplanned in nature, generally are an unexpected project or opportunity, and are not necessarily an annual component of the MBOs. Unique contributions during the Plan Year will be reviewed at the end of the Plan Year. Del Monte reserves the right to determine the weight to be given to unique contributions within the Individual Objectives/ MBOs measure in order to reflect the magnitude and impact of the unique contribution(s).

7.            Evaluation of Performance Results

           At the end of the Plan Year, the three performance measures, Corporate Financial Objectives, Business Unit Objectives, and Individual Objectives/ MBOs, will be evaluated comparing actual results against performance goals.

           Corporate Financial Objectives. For each Plan Year, Del Monte’s actual performance will be compared to the target Corporate Financial Objectives established by the Committee. Based on the level at which Del Monte actually met, exceeded, or failed to meet its target, a corresponding Corporate Performance Multiple will be assigned. Corporate Performance Multiples shall be established by the Committee no later than ninety (90) days after the start of each Plan Year. The Committee may, at its discretion, set a minimum level of performance below which the corresponding Corporate Performance Multiple will be 0%, and a maximum level of performance above which the corresponding Corporate Performance Multiple does not continue to increase. The Corporate Performance Multiple then is multiplied by the respective weight of the Corporate Financial Objectives measure for each participant.

           Business Unit Objectives. For each Plan Year, the actual performance of the business units will be compared to the target Business Unit Objectives established by the Committee. Based on the level at which a business unit actually met, exceeded, or failed to meet its target, a corresponding Business Unit Performance Multiple will be assigned. Business Unit Performance Multiples shall be established by the Committee no later than ninety (90) days after the start of each Plan Year. The Committee may, at its discretion, set a minimum level of performance below which the corresponding Business Unit Performance Multiple will be 0%, and a maximum level of performance above which the corresponding Business Unit Performance Multiple does not continue to increase. The Business Unit Performance Multiple then is multiplied by the respective weight of the Business Unit Objectives measure for each participant.

           Individual Objectives/ MBOs. Participants will earn MBO scores depending on their level of achievement of each MBO. The separate MBO scores are then averaged, using specific weights, to arrive at an overall MBO score for each participant. The overall MBO score then is multiplied by the respective weight of the Individual Objectives/ MBOs measure for each participant. The Committee may, at its discretion, determine minimum MBO scores, below which a participant will not be eligible to receive an incentive award, and maximum MBO scores, above which a participant’s individual performance will not cause the score to increase. The Committee also shall have the discretion to place a cap on the aggregate MBO score that may be obtained by all the participants in any particular functional area, and to determine if and how MBO scores shall affect corporate and business unit scores. For that part of the MBO segment intended to qualify as performance-based for purposes of Code Section 162(m), the Committee shall establish in writing, no later than ninety (90) days after the start of a Plan Year (or no later than the date that represents 25% of the evaluation period, in the case of an evaluation period that is shorter than the Plan Year), an objective formula for calculating MBO scores based on individual performance, including any minimum, maximum, or other cap, and including how MBO scores shall affect corporate and business unit scores. If the Committee does not, or if any other requirement of Code Section 162(m) is not met in respect of the MBOs (or portion thereof), the MBO segment (or portion thereof) of any award paid under the Plan will not be considered performance-based compensation for purposes of that Code Section.

8.            Relative Weighting of Objectives

           Individual awards for each Plan Year are based upon the three performance measures and their relative weights, which vary by position. The weights shall be established in writing by the Committee within ninety (90) days after the start of each Plan Year.

9.            Hypothetical Award Calculation — Business Unit

           The following is a hypothetical example of an incentive award calculation, based on the variables shown in the chart. In this example, the target award opportunity and the weights represent hypothetical percentages established by the Committee. The Corporate and Business Unit Performance Multiples represent hypothetical percentages established by the Committee to correspond to the level at which corporate and business unit performance goals actually were achieved for this Plan Year.

Example

Fiscal Year Earnings	$100,000

Target award opportunity	20%

Target incentive award	$20,000

Corporate Performance Multiple	102%

Business Unit Performance Multiple	100%

Individual Objectives/ MBOs overall score	110%

Senior Manager II	Corporate weight 10% Business Unit weight 20% MBO weight 70%

This award would be calculated as follows:

•	102% x 10% (Corporate multiple x Corporate weight)	=	10.2%
•	100% x 20% (Business Unit multiple x B.U. weight)	=	20.0%
•	110% x 70% (MBO score x MBO weight)	=	77.0%

Total Score			107.2%

•	107.2% (total score) x $20,000 (target award) = $21,440

•	Final award = $21,400 (rounded to nearest $100)

10.            Maximum Award and Committee Discretion

          The maximum amount payable to any participant for any Plan Year under the Plan is $2,000,000 or 200% of such participant’s Fiscal Year Earnings, whichever is less. The Committee has the discretion to reduce any award below the amount calculated under the formulas described in this Plan.

11.            Miscellaneous

          Approval for payment under the Plan is made by the Committee. Final approval of individual awards will be made by the CEO.

          Payment of awards will be made as soon as practicable and generally can be expected during the first quarter of the following Fiscal Year. All incentive awards will be paid in cash, or, if applicable, such other form of payment as is required by another plan to which the award is transferred.

          The Plan is intended to be directly responsive to individual performance with the flexibility to measure, score, and reward each participant’s contribution to Del Monte’s overall business results. However, Plan awards are not guaranteed and a participant’s actual award may be greater or less than his or her target, depending on personal performance and the performance of the business overall. Del Monte reserves the right to amend, modify or cancel the program at any time.

ANNEX B

Charter of the Audit Committee

of the Board of Directors

of Del Monte Foods Company

I.	Purpose

The Audit Committee (“Committee”) of the Company is designated by, and generally acts on behalf of, the Board of Directors (“Board”) of Del Monte Foods Company (“Company”) pursuant to Article III, Section 2 of the Company’s Bylaws (“Bylaws”). The Board has determined to establish the governing principles of the Committee through the adoption of this Charter. The Committee’s purposes shall be:

A.	To assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; and (iii) the performance of the Company’s internal audit function;

B.	To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

C.	To prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s proxy statement.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management’s representations, or to determine that the Company’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) or fairly present the financial condition, results of operations, and cash flows of the Company. These are the responsibilities of management and the independent auditors. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent auditors are in fact “independent.”

II.	Membership

A.	The Committee shall be composed of at least three (3) directors, each of whom must be independent. A director shall qualify as independent if the Board has affirmatively determined that such director has met the independence criteria set forth in the Company’s Corporate Governance Guidelines. Members of the Committee must also satisfy the following additional independence requirements:

1.	No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, which means that he or she does not, either directly or indirectly as a partner, controlling stockholder or officer of another company, own or control more than 5% of the Company’s Common Stock; and

2.	No Committee member shall accept any consulting, advisory, or other fees from the Company, except for fees for services as a director and member of the Audit Committee and any other Board committee.

B.	All members of the Committee must be financially literate or become financially literate within a reasonable time after appointment to the Committee. At least one member shall have accounting or related financial management expertise and shall be a “financial expert,” as the SEC defines that term.

C.	The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by a majority of the Board for one-year terms. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

D.	Generally, no member of the Committee may serve simultaneously on the audit committees of more than three (3) public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III.	Meetings and Procedures

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four (4) times per year. A majority of the members of the Committee shall constitute a quorum.

B.	The Committee shall meet with the independent auditors, the senior member of the Company’s internal audit department, and management in separate meetings, as often as it deems necessary and appropriate.

C.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.	The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	The Committee may fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

F.	The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

G.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

I.	The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors, and the Company shall provide appropriate funding for the Committee to retain any such advisors without requiring the Committee to seek Board approval.

IV.	Duties and Responsibilities

A.	Financial Reporting Process

1.	The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s Form 10-Qs, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other financial disclosures prior to their release. In addition, the Committee shall discuss with management and the independent auditors the Company’s accounting principles, critical accounting estimates, financial statement presentation, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information). The Committee shall review with the independent auditors such auditors’ judgment of the quality of the Company’s accounting practices.

2.	The Committee shall review and discuss with management and the independent auditors the adequacy of the Company’s internal controls, the adequacy of the Company’s CEO and CFO financial report certification process, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

3.	The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

4.	The Committee shall review earnings press releases prior to their release, as well as the types of financial information and earnings guidance provided to analysts and rating agencies.

5.	The Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

B.	Risks and Control Environment

1.	The Committee shall discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, including environmental risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

2.	The Committee shall review and update periodically the Company’s Standards of Business Conduct and shall have the sole authority to grant a waiver of the application of the Company’s Standards of Business Conduct to a director or executive officer, any such waiver shall be promptly reported to the entire Board and the Company’s stockholders.

3.	The Committee shall meet periodically with the senior members of the internal audit department, the general counsel’s office and, where appropriate, the independent auditors, to review the Company’s policies and procedures regarding practices that may impact the financial statements, and to review the Company’s compliance with applicable laws, regulations and the Company’s Standards of Business Conduct.

4.	The Committee shall oversee the Company’s disclosure controls and procedures, including applicable internal controls and procedures for financial reporting and internal controls relating to the authorization of transactions and the safeguarding and control of assets, and shall consider the impact on the Company of any significant deficiencies in the design or operation of internal controls and procedures for financial reporting or material weaknesses therein and any fraud involving management or other employees that is reported to the Committee and shall oversee appropriate corrective actions.

C.	Independent Auditors

1.	The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, to compensate the independent auditors.

2.	The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Committee may establish policies and procedures for the approval of audit and lawfully permitted non-audit services, including the ability to delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Committee member who pre-approves a non-audit service shall report the pre-approval to the full Committee at its next meeting.

3.	Prior to each audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of rotation requirements and other independence rules on the staffing.

4.	The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or Public Company Accounting Oversight Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) in order to assess the firm’s independence, all relationships between the firm and the Company.

5.	The Committee shall review periodically any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting principles and practices, all significant alternative assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent auditors, and any other material communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.	The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the auditor’s activities or on access to requested information, and management’s response to same, shall discuss with the independent auditors any other matters required to be brought to its attention under auditing standards (e.g., SAS 61 and Independent Standards Board No. 1), and shall resolve any significant disagreements between the independent auditors and management.

7.	After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and independence, including considering whether the independent auditors’ quality controls are adequate. This evaluation also shall include the review and evaluation of the lead partner of the independent auditors, including whether or not such lead partner has performed audit services for the Company in each of the Company’s five previous fiscal years. In making its evaluation, the Committee shall take into account applicable legal and listing requirements as well as the opinions of management and the senior member of the Company’s internal audit department. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

8.	The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors. Specifically, the Company shall not hire as its Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer, or any person serving in an equivalent position any partner, employee, or former employee of the Company’s independent auditors who participated in any capacity in an audit of the Company during the one-year period preceding the date of initiation of the then-current audit.

D.	Internal Audit Function

1.	The Committee shall oversee the activities, organizational structure, and qualifications of the internal audit department.

2.	The Committee shall review and approve the appointment and replacement of the senior member of the Company’s internal audit department.

3.	The Committee shall review and approve the annual internal audit plan of, and any special projects undertaken by, the internal audit department, and shall discuss the internal audit department’s plan, operations and budget with the Company’s independent auditors.

4.	The Committee shall discuss with the internal audit department any changes to, and the implementation of, the internal audit plan and any special projects and discuss with the internal audit department the results of the internal audits and special projects.

5.	The Committee shall review any significant reports to management prepared by the internal audit department and management’s responses.

E.	Evaluations and Reports

1.	The Committee shall annually review and assess the performance of the Committee and deliver a report to the Board setting forth the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness, and quality of the information and recommendations presented to the Committee, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2.	The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, and the effectiveness of the Company’s disclosure controls and procedures.

F.	Other Matters

1.	The Committee shall review and approve all related party transactions.

2.	The Committee shall establish and maintain procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

4.	The Committee shall maintain free and open communication with the Board, management, the internal auditor, and the independent auditors.

5.	The Committee shall perform any other activities consistent with this Charter, the Company’s Amended and Restated Certificate of Incorporation, the Bylaws, and governing law, as the Committee or the Board may deem necessary or appropriate.

DEL MONTE FOODS COMPANY
PROXY/VOTING INSTRUCTIONS CARD
This proxy is solicited on behalf of the Board of Directors of Del Monte Foods Company, for the Annual Meeting of Stockholders to be held on September 12, 2003.

     The undersigned stockholder of Del Monte Foods Company hereby appoints David L. Meyers and James Potter and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Del Monte Foods Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on September 12, 2003 and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1 and FOR proposals 2 and 3. This proxy also delegates discretionary authority to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before the Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof.

To change your address, please mark this box.	☐		(Continued and to be signed on the reverse side.)

To include any comments, please mark this box.	☐	DEL MONTE FOODS COMPANY P.O. BOX 11051 NEW YORK, N.Y. 10203-0051

If you are planning to ATTEND THE MEETING, please mark this box.	☐

DETACH PROXY CARD HERE

Please mark, sign, date and
☐	return the Proxy Card promptly using the enclosed envelope	☒
Votes must be indicated
(x) in Black or Blue ink

The Board of Directors recommends a vote “FOR” all nominees in proposal 1 and “FOR” proposals 2 and 3.

1.	To elect three Class III Directors to hold office for a three-year term.

								FOR	AGAINST	ABSTAIN
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	2.	To approve Del Monte Foods Company’s Annual Incentive Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code.	☐	☐	☐
Nominees: Samuel H. Armacost, Terence D. Martin and Richard G. Wolford (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)						3.	To ratify the appointment of KPMG LLP as Del Monte Foods Company’s independent auditors for its fiscal year ending May 2, 2004.	☐	☐	☐

*Exceptions

SCAN LINE

In their discretion, the Proxies are authorized to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before such meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof. Please sign exactly as your name appears on the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date	Share Owner sign here	Co-Owner sign here